UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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PAR TECHNOLOGY CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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PAR Technology Corporation
8383 Seneca Turnpike
New Hartford, NY 13413
April 19, 2021
Dear Fellow Stockholder:
I am pleased to invite you to PAR Technology Corporation’s 2021 Annual Meeting of Stockholders, to be held on Friday, June 4, 2021 at 10:00 a.m. (Eastern Time). In light of the COVID-19 outbreak, the protocols that federal, state, and local governments have imposed and may impose, and in the best interests of the health and well-being of our stockholders, employees and directors, the Annual Meeting will be a completely virtual meeting; there will be no physical meeting location.
You will be able to attend and participate in the virtual Annual Meeting via the Internet at www.virtualshareholdermeeting.com/PAR2021, where you will be able to vote your shares electronically and submit questions. Information about how to attend and participate in the virtual Annual Meeting is included in the accompanying proxy materials.
The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business that we will transact at the Annual Meeting.
Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, please vote your shares by telephone, by the Internet or, if you received a printed copy of the proxy materials, by completing, signing and dating your proxy card and returning it in the envelope provided. Voting by proxy now will not limit your right to change your vote or to attend the virtual Annual Meeting.
On behalf of the Board of Directors, I would like to express our appreciation for your continued support, interest and investment in PAR Technology Corporation.
Sincerely,

Savneet Singh, Chief Executive Officer & President

PAR Technology Corporation
8383 Seneca Turnpike, New Hartford, NY 13413
NOTICE OF
2021 ANNUAL MEETING OF STOCKHOLDERS
Dear PAR Technology Corporation Stockholder:
The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of PAR Technology Corporation, a Delaware corporation (the “Company”, “PAR”, “we”, “us”, or “our”) will be held as follows:
Date:	Friday, June 4, 2021

Time:	10:00 a.m. (Eastern Time).

Virtual Meeting:
In light of the COVID-19 pandemic, the protocols that federal, state, and local governments have imposed and may impose, and in the best interests of the health and well-being of our stockholders, employees and directors, the Annual Meeting will be a completely virtual meeting; there will be no physical meeting location.

To attend and participate in the Annual Meeting, if you are a registered holder, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card. If you are a beneficial owner and your shares are registered in the name of a broker, bank, or other nominee and your voting instruction form or Notice of Internet Availability of Proxy Materials indicates that you may vote those shares through the http://www.proxyvote.com website, then you may attend and participate in the Annual Meeting using the 16-digit control number included on that instruction form or notice. Otherwise, beneficial owners should contact their broker, bank or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend and participate in the Annual Meeting. Stockholders will be able to vote and submit questions during the Annual Meeting.

Place:	Virtual-only via the Internet at www.virtualshareholdermeeting.com/PAR2021.

Record Date:	April 9, 2021.

Items of Business:	To elect the six Director nominees named in the accompanying Proxy Statement to serve until the 2022 annual meeting of stockholders;

To approve, on a non-binding, advisory basis, the compensation of our named executive officers;

To approve our 2021 Employee Stock Purchase Plan;

To approve the issuance of up to 253,233 shares of common stock upon exercise of the Assumed Unvested Options;

To approve the issuance of up to 280,428 shares of common stock upon exercise of the Warrant;

To ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2021; and

To transact other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

A complete list of registered stockholders will be available at least 10 days prior to the Annual Meeting at our corporate headquarters, 8383 Seneca Turnpike, New Hartford, New York 13413. This list will also be available to stockholders of record during the Annual Meeting for examination at www.virtualshareholdermeeting.com/PAR2021.
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to Be Held on Friday, June 4, 2021 at 10:00 a.m. (Eastern Time).
This Notice of 2021 Annual Meeting of Stockholders, Proxy Statement, and 2020 Annual Report on
Form 10-K are available at www.proxyvote.com.
By Order of the Board of Directors,

Savneet Singh,
Chief Executive Officer and President
New Hartford, New York
April 19, 2021
Whether or not you plan to attend the virtual Annual Meeting, please vote your shares by telephone, by the Internet or, if you received a printed copy of the proxy materials, by completing, signing and dating your proxy card and returning it in the envelope provided. Voting by proxy now, will not limit your right to change your vote or to attend the virtual Annual Meeting.

PAR Technology Corporation
8383 Seneca Turnpike
New Hartford, NY 13413
April 19, 2021
2021 ANNUAL MEETING OF STOCKHOLDERS
To be held June 4, 2021

PROXY STATEMENT
This Proxy Statement is being furnished to the stockholders of PAR Technology Corporation, a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2021 Annual Meeting of Stockholders to be held on Friday, June 4, 2021 at 10:00 a.m. (Eastern Time) virtually via the Internet at www.virtualshareholdermeeting.com/PAR2021. This Proxy Statement and proxy card or Notice of Internet Availability of Proxy Materials are first being sent or made available to our stockholders on or about April 19, 2021.
INFORMATION ABOUT THE PROXY MATERIALS AND VOTING
Who is entitled to notice and to vote at the Annual Meeting?
Only stockholders of record of our common stock at the close of business on April 9, 2021, the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. On April 9, 2021, there were 25,163,803 shares of common stock outstanding. Each share of common stock is entitled to one vote.
Distribution of Proxy Materials; Notice of Internet Availability of Proxy Materials (the “Notice”).
As permitted by the rules of the Securities and Exchange Commission (“SEC”), on or about April 19, 2021, we sent the Notice to our stockholders as of April 9, 2021. Stockholders will have the ability to access the proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020, on the Internet at www.proxyvote.com or to request a printed or electronic set of the proxy materials at no charge. Instructions on how to access the proxy materials over the Internet and how to request a printed copy may be found on the Notice, including an option to request paper copies on an ongoing basis. The Notice also instructs you on how to vote through the Internet or by telephone.
Who is paying for this proxy solicitation?
We are paying the costs of the solicitation of proxies. We will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy materials to beneficial owners. Certain of our Directors, officers and employees, without additional compensation, may also solicit proxies on our behalf in person, by telephone, or by electronic communication. In addition, we have engaged Morrow Sodali LLC to assist in the solicitation from brokers, bank nominees and institutional holders for a fee of $8,000 plus out-of-pocket expenses.
Stockholder of Record; Shares Registered in Your Name.
If on April 9, 2021 your shares were registered directly in your name, then you are a stockholder of record and you may vote on the matters to be voted upon at the Annual Meeting. If your proxy is properly executed in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions you provide. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting virtually via the Internet at www.virtualshareholdermeeting.com/PAR2021 and vote your shares if you have already voted by proxy (see “Can I change my vote after submitting my proxy?” below).
Beneficial Owners; Shares Registered in the Name of a Broker, Bank, or Other Nominee.
If on April 9, 2021 your shares were not registered in your name, but rather in the name of a broker, bank, or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization, which is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee regarding how to vote your shares. You are also invited to attend the Annual Meeting. Beneficial owners whose voting instruction form or the Notice indicates that they may vote their shares through the http://www.proxyvote.com website may attend and participate in the Annual Meeting using the 16-digit control number included on that instruction form or the Notice. Otherwise, beneficial owners should contact their broker, bank or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend and participate in the Annual Meeting. If you have any questions about your control number or how to obtain one, please contact the broker, bank or other nominee that holds your shares.
Participating in the Virtual Annual Meeting.
This year, the Annual Meeting will be a completely virtual meeting. There will be no physical meeting location.
The meeting will be conducted via an audio webcast. To participate in the virtual Annual Meeting, visit www.virtualshareholdermeeting.com/PAR2021 and enter the 16-digit control number included on your Notice or on your proxy card or the voting instruction form, or otherwise provided to you by your broker, bank or other nominee, as described above. You may begin to log into the meeting platform beginning at 9:45 a.m., Eastern Time, on June 4, 2021. The Annual Meeting will begin promptly at 10:00 a.m., Eastern Time, on June 4, 2021.
If you wish to submit a question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/PAR2021, type your question into the “Ask a Question” field, and click “Submit.” We will endeavor to answer as many questions submitted by stockholders as time permits. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.
Matters to be voted on at the Annual Meeting.
We are asking our stockholders to consider and vote on the following matters:
•	Proposal 1:	Election of the six Director nominees named in this Proxy Statement to serve until the 2022 annual meeting of stockholders;

•	Proposal 2:	Approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

•	Proposal 3:	Approval of the 2021 Employee Stock Purchase Plan;

•	Proposal 4:	Approval of the issuance of up to 253,233 shares of common stock upon exercise of the Assumed Unvested Options;

•	Proposal 5:	Approval of the issuance of up to 280,428 shares of common stock upon exercise of the Warrant;

•	Proposal 6:	Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2021; and

•	Other business, if properly raised.
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the individuals named on the proxy card will vote your shares in their discretion on such matters.

How do I vote my shares?
Stockholders may vote their shares over the Internet, by telephone or during the Annual Meeting by going to www.virtualshareholdermeeting.com/PAR2021. If you requested and/or received printed proxy material, including a printed version of the proxy card, you may also vote by mail.
•
By Internet (before the Annual Meeting). You may vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 16-digit control number included on your Notice or on your proxy card or the voting instruction form. Votes submitted through the Internet must be received by 11:59 p.m., Eastern Time, on June 3, 2021. If you are a beneficial owner, the availability of online voting may depend on the voting procedures of the organization that holds your shares.

•
By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 16-digit control number included on your Notice or on your proxy card or the voting instruction form. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on June 3, 2021. If you are a beneficial owner, the availability of phone voting may depend on the voting procedures of the organization that holds your shares.

•	By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating the proxy card received and returning it in the prepaid envelope.
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During the Annual Meeting. You may vote during the virtual Annual Meeting by going to www.virtualshareholdermeeting/PAR2021.com. You will need the 16-digit control number included on your Notice or on your proxy card or the voting instruction form or otherwise provided to you by your broker, bank or other nominee, as described above. If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting.

Can I change my vote after submitting my proxy?
Yes, if you are a stockholder of record, you can revoke your proxy prior to its exercise at the Annual Meeting by:
•	Submitting another completed and signed proxy card bearing a later date;
•	Granting a subsequent proxy by telephone or through the Internet;
•	Giving written notice of revocation to PAR Technology Corporation’s Corporate Secretary; and
•	Attending the virtual Annual Meeting and voting by following the instructions described in this Proxy Statement. Simply attending the virtual Annual Meeting will not, by itself, revoke your proxy.
Your most current vote will be counted. If you are a beneficial owner of shares registered in the name of a broker, bank, or other nominee, you will need to follow the instructions provided by your broker, bank, or other nominee as to how you may revoke your proxy.
What constitutes a quorum?
A majority of the shares of our common stock outstanding and entitled to vote on April 9, 2021 must be present at the Annual Meeting to constitute a quorum and to conduct business at the Annual Meeting. For purposes of determining whether a quorum exists, shares represented by proxy and in attendance online at the Annual Meeting, as well as any abstentions and broker non-votes will be counted for purposes of establishing a quorum. An “abstention” occurs when a stockholder affirmatively declines to vote on a proposal. A broker non-vote occurs when shares held by a broker, bank or other nominee in “street name” are not voted with respect to one or more proposals because the nominee did not receive voting instructions from the beneficial owner of the shares on non-routine proposals for which the nominee lacks discretionary voting power to vote the shares.

What vote is required to approve each proposal?
Proposal		Voting Options	Vote Required	Effect of Votes
1	Election of Directors	“For” or “Withhold”	A plurality of votes cast (which means the six Director nominees receiving the most “For” votes will be elected)	“Withhold” votes and broker non-votes will have no effect on the results.
2	Advisory Vote to Approve the Compensation of our Named Executive Officers	“For”, “Against” or “Abstain”	A vote “For” by a majority of votes cast	Abstentions and broker non-votes will have no effect on the results. This advisory vote on executive compensation is non-binding on the Board.
3	Approval of our 2021 Employee Stock Purchase Plan	“For”, “Against” or “Abstain”	A vote “For” by a majority of votes cast	Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the results.
4	Approval of the issuance of up to 253,233 shares of common stock upon exercise of the Assumed Unvested Options	“For”, “Against” or “Abstain”	A vote “For” by a majority of votes cast	Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the results.
5	Approval of the issuance of up to 280,428 shares of common stock upon exercise of the Warrant	“For”, “Against” or “Abstain”	A vote “For” by a majority of votes cast	Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the results.
6	Ratification of Deloitte & Touche LLP as our Independent Auditors for 2021	“For”, “Against” or “Abstain”	A vote “For” by a majority of votes cast	Abstentions will have no effect on the results of the vote. Brokers, banks and other nominees have discretionary authority to vote on this proposal.

What if I return a proxy card but do not make specific choices?
All properly signed proxies returned in time to be counted at the Annual Meeting will be voted by the named proxies at the Annual Meeting. Where you have specified how your shares should be voted on a matter, your shares will be voted in accordance with your instructions; if you properly sign your proxy card, but you do not indicate how your shares should be voted on a matter, your shares will be voted as the Board recommends. The Board recommends a vote “For” the six Director nominees identified in Proposal 1 and “For” Proposals 2-6.
What is “householding” and how does it work?
If you are the beneficial owner of shares held in “street name”, the broker, bank, or other nominee that holds your shares may deliver a single Notice of 2021 Annual Meeting of Stockholders, Proxy Statement and 2020 Annual Report on Form 10-K, along with individual proxy cards, or individual voting instruction forms to any household at which two or more stockholders reside unless contrary instructions have been received from you. This procedure, referred to as householding, reduces the volume of duplicate materials stockholders receive and reduces mailing expenses. Stockholders may revoke their consent to future householding mailings or enroll in householding by contacting Broadridge Financial Solutions by calling 1-866-540-7095, or by writing to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717, Attn: Householding Department. If you wish to receive a separate set of proxy materials for this year’s Annual Meeting, we will deliver them promptly upon request to Attn: Investor Relations, PAR Technology Corporation, 8383 Seneca Turnpike, New Hartford, New York 13413 or (315) 738-0600.
PROPOSAL 1 – ELECTION OF DIRECTORS
The Board of Directors is set at six members, and at the Annual Meeting stockholders will vote to elect the six Director nominees to serve until the 2022 annual meeting of stockholders. All Director nominees have been nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee. Each Director nominee was elected by our stockholders at the 2020 annual meeting of stockholders, other than Mr. Pascal and Mr. Narinder Singh. As previously reported in our Current Report on Form 8-K filed with the SEC on April 8, 2021, on such date the Company entered into an Investor Rights Agreement with PAR ACT III, LLC (“Act III”), pursuant to which Act III has certain rights, including the right to designate one member to the Board. Mr. Pascal is Act III’s designee. Mr. Narinder Singh was identified by the Nominating and Corporate Governance Committee as a result of a search it conducted. The Board has no reason to believe that any of the Director nominees are unable or unwilling to serve, and each Director nominee has consented to be named in this Proxy Statement and to serve if elected.
Director Nominees
The following table sets forth information about the Company’s Directors and Director nominees:
Directors and Director Nominees	Age	Director Since	Positions and Offices	Independent (1)
Savneet Singh	37	2018	Chief Executive Officer and President of the Company and President of ParTech, Inc.	No

Keith E. Pascal	56	2021 (April)		Yes

Douglas G. Rauch	69	2017		Yes

Cynthia A. Russo	51	2015		Yes

Narinder Singh	47			Yes

James C. Stoffel	75	2017		Yes
(1)	Independent under the listing standards of the New York Stock Exchange (NYSE) and our Corporate Governance Guidelines.
The Board of Directors unanimously recommends a vote “For” the election of each of the above Director nominees.

DIRECTORS
Directors and Director Nominees
Below are summaries of the background, business experience and description of the principal occupation of each Director and Director nominee.
Keith E. Pascal. Mr. Pascal has served as a director of BJ’s Restaurants, Inc. since May 2020. Since March 2018, Mr. Pascal has served as a Partner at Act III Holdings, LLC, a Boston-based investment fund, and since 2008, he has served as President and Founder of 12:51:58 MW LLC, a provider of an enterprise software platform for global restaurant and retail operators. From January 2015 to March 2018, Mr. Pascal worked for Panera Bread where he served as a consultant and was named Chief Concept Officer in November 2017. Mr. Pascal served as CEO of Goji, a developer of high-tech cooking technology, from 2010 to 2012, as the CEO of Torex Retail PLC Hospitality Division from 2006 to 2008, and as Founder and CEO of Savista, a point of sale software and business process outsourcing company serving the global restaurant industry, from 1999 to 2006. Mr. Pascal started his career in operations at McDonald’s Corp. Mr. Pascal brings over 20 years of restaurant operations and executive experience, with both privately-held and publicly-held national restaurant chains, and significant experience in the restaurant industry, as both an investor and as a director.
Douglas G. Rauch. Mr. Rauch spent 31 years with Trader Joe’s Company, the last 14 years as a President until his retirement in June 2008. Since June 2015, Mr. Rauch has served as the Founder/President of Daily Table, an innovative non-profit retail solution to bring affordable nutrition to the food insecure in Boston’s inner city. He previously served as CEO of Conscious Capitalism, Inc. from August 2011 to July 2017, where he continues to serve as a director. Since February 2020, Mr. Rauch has served as a director of Sprouts Farmers Market, Inc. (NASDAQ: SFM), a grocery store offering affordable, fresh, natural and organic products, where he serves as the Chair of the Audit Committee. From October 2009 to October 2019, Mr. Rauch served as a trustee at the Olin College of Engineering and he serves as a director or as an advisory board member of several for profit and non-profit companies. Mr. Rauch brings extensive knowledge and operational experience in the food service/grocery industry and strategic implementation and leadership skills providing insights and perspectives important to us as a provider of technology solutions to restaurants and retail.
Cynthia A. Russo . Ms. Russo has more than 25 years of experience in financial and operations management with global, growth technology companies. Since June 2019, Ms. Russo has served as a director of Verra Mobility Corporation (NASDAQ: VRRM), a provider of smart mobility technology solutions and services throughout the United States, Canada and Europe, where she serves on the Audit and Compensation Committees. Since 2021, Ms. Russo has served as director of UserTesting, Inc., an on-demand human insight platform that enables organizations to deliver a better customer experience, where she serves as the chair of the Audit Committee. Ms. Russo is also a director of Verifone, Inc., a global unified platform that provides customers a seamless payment experience with any payment method, where she serves as the Audit Committee chair. Ms. Russo previously served as the lead director at the Company from 2015 to 2019. Ms. Russo previously served as Executive Vice President and Chief Financial Officer of Cvent, Inc. (NYSE: CVT), a cloud-based enterprise event management platform, from September 2015 to September 2018. Prior to that, Ms. Russo served as Executive Vice President and CFO of MICROS Systems, Inc., a global, public enterprise information system software, hardware and services company for retail and hospitality industries (NASDAQ: MCRS). During her 19 years at MICROS, Ms. Russo served in a variety of senior financial roles until MICROS Systems’ acquisition by Oracle in September 2014. Ms. Russo holds a bachelor’s degree in business administration from James Madison University and is a Certified Public Accountant and Certified Internal Auditor. Ms. Russo brings significant financial accounting expertise, executive leadership and operational and risk management experience to our Board.
Narinder Singh. Mr. Singh has served as the Co-founder and Chief Executive Officer of LookDeep Health since March 2019. Prior to that, he served as a Co-founder , President of Topcoder and a member of the Board of Directors of Appirio Inc., a leader in cloud and emerging technologies from September 2006 until its acquisition by Wipro Limited in November of 2016. Mr. Singh served in various roles at Appirio, including leading strategy, research and development, marketing and international for the company. Prior to working at Appirio, Mr. Singh worked at SAP SE in the Office of the CEO as a part of the Corporate Strategy Group from July 2004 to September 2006. While at SAP SE , Mr. Singh led initiatives on sales, maintenance and competitive strategies. From November 1998 to March 2004, Mr. Singh managed research and development, sales, and marketing activity as Vice President and General Manager at webMethods focusing on integration, BPM and workflow technologies. Mr. Singh began his career with Accenture PLC in September 1995 at its Center for Strategic Technology and worked there until November 1998. Mr. Singh holds a Bachelor of Science from Northwestern University, an MBA from the Wharton School of Business and a Masters in Translational Medicine through a collaborative program at University of California – San Francisco and University of California - Berkeley. Mr. Singh is also a co-founder of and current chairman of the board of the Sikh Coalition. Mr. Singh brings an extensive background in technology and significant leadership and management experience, including expertise in the areas of software development and strategy.
Savneet Singh. Mr. Singh’s biographical information is set forth below under “Compensation Discussion and Analysis.”
James C. Stoffel. From 2006 Mr. Stoffel has been a senior advisor to private equity and board member of multiple public companies. From 2011 to 2019 he also served as Co-Founding General Partner of Trillium International, a private equity firm focused on growth equity investments in technology companies. From 1997 – 2005, Mr. Stoffel held various senior executive positions at Eastman Kodak Company, including as Senior Vice President, Chief Technical Officer; Director of Research and Development; and Vice President, Director Electronic Imaging Products Research and Development. Prior to Eastman Kodak Company, Mr. Stoffel had a 20-year career with Xerox Corporation, serving as Vice President of Corporate Research and Technology; Vice President and General Manager of Advanced Imaging Business Unit; Vice President and Chief Engineer; and other executive positions. Since January 2007, Mr. Stoffel has served on the board of directors of Aviat Networks, Inc. (NASDAQ:AVNW), where he chairs the Compensation Committee and previously served as a lead independent director from July 2010 to February 2015. From 2003 until his retirement in October 2018, Mr. Stoffel served on the Board of Directors of Harris Corporation (NYSE: HRS, now L3 Harris Technologies, Inc. (NYSE: LHX)). Mr. Stoffel is a Life Fellow of the Institute of Electrical and Electronics Engineers and Trustee Emeritus of the George Eastman Museum. Mr. Stoffel’s technology management expertise, his general management experience, his investment and capital markets expertise, and his extensive public company board experience, provides us with valuable perspectives, capabilities, and knowledge critical to our strategy, management, and corporate governance. Mr. Stoffel serves as Lead Director of the Board of Directors of the Company.

CORPORATE GOVERNANCE
Director Independence. Each of our Directors, other than Savneet Singh, has been determined by the Board to be “independent” under the listing standards of the New York Stock Exchange (“NYSE”) and meets the additional independence standards of the NYSE with respect to the Board committees on which he or she serves. Our independent Directors are identified as “Independent” in the table on page 5 of this Proxy Statement.
Board Meetings and Attendance . During the 12-month period ended December 31, 2020, the Board held 16 meetings. Each Director attended at least 75% of the meetings of the Board and of the committees on which he or she served, held during the portion of 2020 for which he or she was a Director or committee member. The Company encourages Directors to attend the annual meetings of stockholders, but such attendance is not required. Three of our Board members who served during 2020 attended the 2020 annual meeting of stockholders.
Board Leadership Structure. James C. Stoffel currently serves as Lead Director of our Board. As Lead Director, Mr. Stoffel performs the function of the Chairman of the Board. The Board believes that separating the roles of Lead Director and Chief Executive Officer is appropriate because it enables our Chief Executive Officer to focus on the day-to-day operations of the Company while our Lead Director provides independent leadership to the Board. Our Lead Director’s independence uniquely situates him to represent the interests of our stockholders and provide independent evaluation and oversight of our management. He presides over all Board meetings, including executive sessions without the presence of management. He regularly communicates with our Chief Executive Officer and liaisons between our non-management Directors and management, including our Chief Executive Officer, to help ensure that our non-management Directors are fully informed and able to discuss and debate among themselves and with management the issues that they deem important.
Board Oversight of Risk Management. Our Board does not have a separate risk management committee; rather the full Board manages the risk oversight function, with certain areas addressed by committees of the Board where such risks are inherent in a committee’s purview. In particular, our Audit Committee oversees our guidelines, policies and processes established by management relating to our financial statements and financial reporting processes. The Audit Committee oversees the internal audit function and meets regularly with senior management and our independent auditors concerning our financial statements and financial reporting processes, including our internal control over financial reporting and the effectiveness of such controls and processes. The Audit Committee regularly meets with management to discuss and assess management’s guidelines and policies with respect to risk assessment and risk management and our major financial risk exposures, including the nature and level of risk appropriate for the Company and management’s strategies and mitigation efforts. The Audit Committee, typically in joint session with the full Board, regularly meets and receives reports from our cybersecurity, information technology and compliance groups regarding our systems, data security and compliance with legal and regulatory matters. Our Nominating and Governance Committee focuses on risks associated with our corporate governance policies and practices, including related party transactions.
Code of Conduct. Our Code of Conduct (the “Code of Conduct”) is applicable to all our employees, officers, and Directors, including our Chief Executive Officer, Chief Financial Officer, and other senior financial officers. The Code of Conduct is posted on our website at www.partech.com/about-us/investor-relations/. Any substantive amendments to the Code of Conduct or waivers granted to our Directors, Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller or other executive officers will be disclosed by posting on our website.
Hedging Transactions. Our Compliance Handbook, which applies to all our employees, officers and Directors prohibits hedging or monetization transactions in our securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds that permit holders to own our securities without the full risks and rewards of ownership.
Corporate Governance Guidelines. Our Corporate Governance Guidelines are posted on our website at www.partech.com/about-us/investor-relations/. Our Corporate Governance Guidelines contain independence standards, which are substantially similar to and consistent with the listing standards of the NYSE, and policies relating to our corporate governance. These guidelines are reviewed no less frequently than annually by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon approval by the Board.

Communication with the Board. Interested parties may send written communication to the Board as a group, the independent Directors as a group, the Lead Director (James C. Stoffel), or to any individual Director by sending the communication c/o Corporate Secretary, PAR Technology Corporation, 8383 Seneca Turnpike, New Hartford, New York 13413. Upon receipt, the communication will be delivered to Director Stoffel (Lead Director) or to the independent Directors as a group. If the communication is addressed to an individual Director, the communication will be delivered to that Director. All communications regarding financial accounting, internal controls, audits, and related matters will be referred to the Audit Committee. Interested parties may communicate anonymously if they so desire.
Committees. Our Board has three committees — Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each Board committee operates under a written charter that has been approved by the Board. Current copies of each committee’s charter are posted on our website at www.partech.com/about-us/investor-relations/.
The following table provides information about each of the Board committees. Mr. Pascal, who was appointed to the Board effective April 8, 2021, following the completion of the Private Placement described in Proposal 5, has not yet been given committee assignments.
Name	Audit Committee(1)	Compensation Committee(2)	Nominating and Corporate Governance Committee(3)
Douglas G. Rauch	X	X	Chair
Cynthia A. Russo	Chair	X	X
James C. Stoffel	X	Chair	X
Total Meetings in 2020	7	6	3
(1)	Committee members are independent under the listing standards of the NYSE, Rule 10A-3 of the Securities Exchange Act of 1934 (“Exchange Act”), and as defined in the Audit Committee’s charter.
(2)	Committee members are independent under the listing standards of the NYSE and as defined in the Compensation Committee’s charter.
(3)	Committee members are independent under the listing standards of the NYSE and as defined in the Nominating and Corporate Governance Committee’s charter.
Compensation Committee. The Compensation Committee oversees and administers our executive compensation program. The Compensation Committee’s responsibilities include:
•
Reviewing and approving the goals and objectives relevant to our Chief Executive Officer’s compensation and, either as a Committee or (to the extent applicable) with the other independent Directors, determining and approving our Chief Executive Officer’s compensation;

•	Reviewing, making recommendations to the Board, and overseeing the administration of our compensatory programs, including incentive compensation arrangements;
•	Reviewing and approving compensation of our other named executive officers; and
•	Reviewing and recommending to the Board the compensation for our non-employee Directors.
The Compensation Committee has the authority to retain, oversee and compensate third party compensation consultants, legal counsel, or other advisers to assist the Committee in fulfilling its responsibilities. In 2020, the Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its compensation consultant to assist it in recommending the form and amount of executive and non-employee Director compensation for 2020. Among other things, with respect to our 2020 compensation program, the Committee asked Pearl Meyer to:
•
Perform an assessment as to the competitiveness of our executive compensation including total cash compensation (base salary and short-term incentive compensation (cash bonus)) and equity compensation (including structural considerations, equity components and performance matrices), relative to our peer group and broader survey data;

•	Advise on amendments to our long-term equity incentive plan;
•	Perform a non-employee director compensation review with a competitive assessment;
•	Review and provide guidance on the employment agreement for the Chief Executive Officer;

•	Present COVID-19 trends and updates, including actions or discretions being considered or adopted by the Company’s peers and the broader market;
•	Provide legislative and regulatory updates including reviewing annual trends;
•	Provide guidance on the compensation discussion and analysis, including the CEO Pay Ratio, and review of the proxy advisor reports;
•	Provide guidance on clawback practices and stock ownership guidelines; and
•	Provide additional assistance, as requested by the Committee, in analyzing and determining senior officer compensation.
Prior to engaging Pearl Meyer, the Committee considered information relevant to confirm Pearl Meyer’s independence from the Board and management. Additional information regarding the services provided by Pearl Meyer can be found below under “Compensation Discussion and Analysis – Role of Compensation Consultant.”
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board in meeting its responsibilities by:
•	Identifying and recommending qualified nominees for election to the Board;
•	Developing and recommending to the Board a set of corporate governance principles — our Corporate Governance Guidelines; and
•	Maintaining, monitoring compliance with, and recommending modifications to, our Code of Conduct.
Our Nominating and Corporate Governance Committee reviews possible candidates for the Board and recommends nominees to the Board for approval. The Committee considers potential candidates from many sources including stockholders, current Directors, management, and others. Stockholder recommendations for possible candidates for the Board should be sent to: Nominating and Corporate Governance Committee, c/o Corporate Secretary, PAR Technology Corporation, 8383 Seneca Turnpike, New Hartford, New York 13413. Regardless of the source of the recommendation, the Nominating and Corporate Governance Committee screens all potential candidates in the same manner. In identifying and considering candidates, the Committee considers the criteria set out in the Corporate Governance Guidelines, which include specific characteristics, abilities and experience considered relevant to the Company’s businesses, including but not limited to the following:
•	Business leadership with special expertise;
•	Skills in areas of perceived need from time to time, which may include government contracting, transportation, technology finance and marketing;
•	Lack of existing and future commitments that could materially interfere with the member’s obligations to the Company;
•	Skills compatible with our business objectives;
•	Substantial experience outside of the business community, including in the public, academic or scientific communities;
•	Character and integrity;
•	Inquiring mind and vision;
•	Critical temperament; and
•	Ability to work well with others.
In addition, the Nominating and Corporate Governance Committee considers the needs of the Company and the range of talent and experience represented on the Board. The Nominating and Corporate Governance Committee selects director candidates without regard to race, color, sex, religion, national origin, age, disability, or any other category protected by state, federal, or local law. The Nominating and Corporate Governance Committee considers issues of diversity in identifying and recommending director nominees to the Board.

The Nominating and Corporate Governance Committee strives to include a balance of diverse backgrounds, differing points of views and experience in particular fields, and believes that, collectively, the Board should represent a diversity of perspectives. The Board assesses its effectiveness in this regard as part of its annual Board and Director evaluation process.
Audit Committee. Our Audit Committee assists the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditors’ qualifications and independence, and the performance of the internal audit function.
The Audit Committee’s responsibilities include:
•
Direct oversight of our independent auditor, including appointment, compensation, evaluation, retention, work product, and pre-approval of the scope and fees of the annual audit and any other services, including review, attestation, and non-audit services;

•	Reviewing and discussing the internal audit process, scope of activities and audit results with internal audit;
•	Reviewing and discussing our quarterly and annual financial statements and earnings releases with management and the independent auditor;
•	Recommending to the Board that our audited financial statements be included in our Annual Reports on Form 10-K;
•	Overseeing and monitoring our internal control over financial reporting;
•	Assisting the Board in oversight of our systems, data security and compliance with legal and regulatory matters;
•
Reviewing and discussing with management its guidelines and policies with respect to risk assessment and risk management and our major financial risk exposures, including the nature and level of risk appropriate for the Company and management’s strategies and mitigation efforts; and

•	Preparing the Audit Committee report required by SEC rules (which is included below).
The Board determined that Ms. Russo is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

REPORT OF THE AUDIT COMMITTEE
The material in this report is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933 or the Exchange Act, except as otherwise expressly stated in such filing.
To the Board of Directors of PAR Technology Corporation:
The Audit Committee is responsible for appointing the Company’s independent auditor. For 2020, Deloitte & Touche LLP (“Deloitte”) served as the Company’s independent auditor. With respect to the Company’s financial reporting process, management is responsible for establishing and maintaining internal controls and preparing the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The responsibility for auditing the Company’s consolidated financial statements and providing an opinion as to whether the Company’s consolidated financial statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company in conformity with U.S. GAAP rests with Deloitte, as the Company’s independent auditor. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare or certify the Company’s financial statements. These are the fundamental responsibilities of management.
In the performance of its oversight function, the Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2020 with the Company’s management and Deloitte. In addition, the Audit Committee discussed with Deloitte, with and without management present, Deloitte’s evaluation of the overall quality of the Company’s financial reporting. The Audit Committee also discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Audit Committee also received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence and discussed with Deloitte its independence.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
Cynthia Russo (Chair)
Douglas G. Rauch
James C. Stoffel

TRANSACTIONS WITH RELATED PERSONS
The Board of Directors has adopted a written “Related Party Transactions Policy & Procedure” (“Policy”), which provides that the Company will only enter into, ratify, or continue a related party transaction, when the Board, acting through the Nominating & Corporate Governance Committee, determines that the transaction is in the best interests of the Company and its stockholders. Pursuant to the Policy, the Nominating and Corporate Governance Committee reviews and either approves or disapproves all transactions or relationships in which the Company or any of its subsidiaries: (i) is a party, (ii) the amount of the transaction exceeds or is expected to exceed $120,000, and (iii) in which a director (director nominee), executive officer, a person who beneficially owns more than 5% of our common stock, or any immediate family member or affiliated entity of any of the foregoing persons (a “related party”), has a direct or indirect interest.
Since the beginning of 2020, there were no related person transactions proposed or required to be disclosed under Item 404 of Regulation S-K of the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Stock Ownership of Directors, Director Nominees and Officers
The tables below set forth, as of April 9, 2021, information regarding beneficial ownership of our common stock.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of our common stock if he, she, or it possesses sole or shared voting or investment power of the common stock or has the right to acquire beneficial ownership of our common stock within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the tables below have or will have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable.
Our calculation of the percentage of beneficial ownership is based on 25,163,803 shares of our common stock outstanding as of April 9, 2021. Common stock subject to stock options currently exercisable or exercisable within 60 days of April 9, 2021 is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.
The table is based upon information supplied by officers, Directors, Director nominees and principal stockholders, Schedules 13D, 13G and 13G/A filed with the SEC and other SEC filings made pursuant to Section 16 of the Exchange Act.
The following table sets forth the beneficial ownership of our common stock as of April 9, 2021 by our (1) Directors and Director nominees, (2) named executive officers, and (3) our Directors, Director nominees and current executive officers as a group.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Director Nominees
Keith E. Pascal	0 (1)	*
Douglas G. Rauch	14,171 (2)	*
Cynthia A. Russo	34,431 (2)	*
John W. Sammon, Jr.	1,225,784 (3)	4.9%
Narinder Singh	0 (4)	*
Savneet Singh	See holdings below	*
James C. Stoffel	14,171 (2)	*
Named Executive Officers
Savneet Singh	322,005 (5)	1.3%
Bryan A. Menar	32,167 (6)	*
Matthew R. Cicchinelli	20,914 (7)	*
All Directors, Director nominees and current executive officers as a group (9 persons)	1,663,643	6.6%
*	Less than 1%
(1)
Mr. Pascal joined the Company’s Board in April 2021 in connection with the purchase of 73,530 shares of common stock and the Warrant representing the right to purchase an additional 500,000 shares of common stock by Act III and disclaims any beneficial ownership of shares held by Act III, of which he is a member. The Board has approved an award of restricted stock units to Mr. Pascal under the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan. The award is expected to be granted in May 2021 following disclosure of the Company’s financial results for the quarter ended March 31, 2021. The award will have a grant date fair value of $14,055, which represents a pro-rated portion of the annual stock award granted to Directors of the Company, and the award will vest on the date of the 2021 Annual Meeting.

(2)	Includes 3,446 unvested restricted stock units that vest on the earlier of June 4, 2021 and the date of the 2021 Annual Meeting.
(3)
Based on a Schedule 13G/A filed with the SEC on February 16, 2021 by John W. Sammon, Jr., Deanna D. Sammon, J.W. Sammon Corp. and Sammon Family Limited Partnership. Mr. Sammon reports sole voting power with respect to 1,205,064 shares, sole dispositive power with respect to 1,201,618 shares, and shared voting and dispositive power with his wife, Deanna D. Sammon with respect to 20,720 shares. This amount for Mr. Sammon includes 3,446 of restricted stock units that vest on the earlier of June 4, 2021 and the date of the 2021 Annual Meeting, and for which Mr. Sammon has voting, but not dispositive power. Mrs. Sammon reports having no shares over which she has sole voting and dispositive power and shared voting and shared dispositive power with her husband, Mr. Sammon, with respect to 20,720 shares. J.W. Sammon Corp. reports having no shares over which it has sole voting and dispositive power and shared voting and shared dispositive power with respect to 20,620 shares. Sammon Family Limited Partnership reports having no shares over which it has sole voting and dispositive power or shared voting and dispositive power. J.W. Sammon Corp. is the sole general partner of the Sammon Family Limited Partnership. Mr. and Mrs. Sammon are officers and 50% shareholders of J.W. Sammon Corp. Mrs. Sammon disclaims beneficial ownership of 1,205,064 shares beneficially owned by Mr. Sammon.

(4)	Mr. Narinder Singh is a Director n ominee.
(5)	Includes 239,583 shares subject to a currently exercisable stock option.
(6)	Includes 28,418 shares subject to a currently exercisable stock option.
(7)	Includes 3,470 shares subject to a currently exercisable stock option.
Stock Ownership of Certain Beneficial Owners
The following table provides information regarding the beneficial ownership of each person known by us to beneficially own more than 5% of our common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	2,310,149 (1)	9.2%
ADW Capital Partners, L.P. 1261 99 th Street Bay Harbor Islands Florida 33154	2,100,200 (2)	8.4%
Capital Research Global Investors South Hope Street 555 th Fl Los Angeles, CA 90071	1,818,660 (3)	7.2%
BlackRock, Inc. 55 East 52 nd Street New York, NY 10055	1,602,752 (4)	6.4%
Nine Ten Capital Management LLC 1603 Orrington Ave Ste 165 Evanston, IL 60201	1,442,024 (5)	5.7%
(1)
T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by the funds and accounts, as well as securities owned by certain other individual and institutional investors. For purposes of reporting requirements of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of all of these shares; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)
ADW Capital Partners, L.P. and Adam D. Wyden have shared voting power and shared dispositive power with respect to 2,100,200 shares. This information has been obtained from a Schedule 13G/A filed by ADW Capital Partners, L.P. with the SEC on February 3, 2021.

(3)
Capital Research Global Investors has sole voting power and sole dispositive power with respect to 1,818,660 shares. This information has been obtained from a Schedule 13G filed by Capital Research Global Investors with the SEC on February 16, 2021.

(4)
BlackRock, Inc. has sole voting power with respect to 1,545,314 shares and sole dispositive power with respect to 1,602,752 shares. This information has been obtained from a Schedule 13G filed by BlackRock, Inc. with the SEC on February 2, 2021.

(5)
Nine Ten Capital Management LLC has sole voting power and sole dispositive power with respect to 1,442,024 shares. This information has been obtained from a Schedule 13G filed by Nine Ten Capital Management LLC with the SEC on February 12, 2021.

DIRECTOR COMPENSATION
2020 Director Compensation
During 2020 compensation for non-employee Directors consisted of a mix of cash and equity. In February 2020, Pearl Meyer provided the Compensation Committee with an analysis of non-employee director compensation, including a review of director compensation of the Company’s peer group (the “Pearl Meyer Director Compensation Report”). The peer group for this analysis consisted of the same comparator group that is used to evaluate executive compensation and is described below in “Compensation Discussion and Analysis – Market Data and Considerations for Determining NEO Pay.”
Based on the Pearl Meyer Director Compensation Report, the Compensation Committee recommended to the Board of Directors that no adjustment was needed to the compensation structure for non-employee Directors as director pay approximated the median of the peer group. As a result, there was no year-over-year change in the cash compensation component or equity compensation component of the non-employee Director compensation program. Our non-employee Directors do not receive additional fees for Board or committee meeting attendance. Our non-employee Directors received the following cash retainers for their service on the Board and committee membership, which are paid quarterly in arrears:
Position	Cash Retainer (Board & Committee)
Non-Employee Director	$40,000
Lead Director	$18,000
Audit Committee, Chair	$18,000
Audit Committee, Member	$9,000
Compensation Committee, Chair	$10,000
Compensation Committee, Member	$5,000
Nominating & Corporate Governance Committee, Chair	$7,500
Nominating & Corporate Governance Committee, Member	$3,750
Each non-employee Director received an annual award of restricted stock units having a grant date fair value of $90,000. The number of shares subject to the 2020 annual grant was based on the closing price of our common stock on June 4, 2020 ($26.11), the grant date, and resulted in a grant of 3,446 restricted stock units. These restricted stock units will vest on the earlier of June 4, 2021 and the date of the 2021 Annual Meeting, subject to continued service through that date. The 2020 grants were made under the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan (the “2015 Equity Incentive Plan”). We also reimburse our non-employee Directors for reasonable expenses incurred to attend Board and Committee meetings.
In 2020 compensation earned by or paid to our non-employee Directors was as follows:
Name of Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)(3)
Douglas G. Rauch	57,750	89,975	—	147,725
Cynthia A. Russo	63,001	89,975	—	152,976
John W. Sammon	36,250	89,975	—	126,225
James C. Stoffel	77,001	89,975	—	166,976
(1)	Compensation is pro-rated for the number of days served on the Board and in any particular role or committee, as applicable.
(2)
This column includes the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718) with respect to stock awards made to non-employee Directors in 2020. Assumptions made in the valuation are discussed in Note 11 to the Company’s 2020 Consolidated Financial Statements included in the Company’s Annual Report on 10-K filed with the SEC on May 16, 2021. Each non-employee director had 3,446 unvested restricted stock units outstanding at December 31, 2020 with the grant date fair value set forth in the column.

(3)
In light of the impact of the COVID-19 pandemic and the Company’s implementation of temporary cost saving measures, each non-employee Director agreed to reduce the allocable portion of his or her $40,000 annual cash retainer for the fiscal quarter ending June 30, 2020 by 25%.

Stock Ownership Guidelines for Non-employee Directors
Directors are required to hold shares of the Company’s common stock with a fair market value equal to 3x the amount of the annual cash retainer payable to the non-employee Director. All shares of common stock bought by a non-employee Director or the Director’s immediate family member residing in the same household, all shares held in trust for the benefit of a non-employee Director or his or her family, and all shares granted under the 2015 Equity Incentive Plan count toward the satisfaction of these requirements. Each non-employee Director is required to attain such ownership within five (5) years of the later of: (a) the effective date of the policy (June 8, 2018) and (b) joining the Board.

COMPENSATION DISCUSSION AND ANALYSIS
The compensation discussion and analysis describes our executive compensation for fiscal year 2020, including the compensation for our named executive officers (or “NEOs”), and illustrates the objectives, elements and philosophy of our executive compensation program. Our named executive officers for fiscal year 2020 were:
NAME AND RESPECTIVE POSITIONS AND OFFICES	AGE	BIO
Savneet Singh Chief Executive Officer and President of the Company and President of ParTech, Inc.	37
Mr. Singh joined the Company’s Board of Directors in April 2018 and has served as the Chief Executive Officer and President of the Company and President of ParTech, Inc. since March 2019.

Mr. Singh previously served as the Interim Chief Executive Officer and President of the Company and Interim President of ParTech, Inc. from December 2018 until March 2019. Mr. Singh has been a partner of CoVenture, LLC, a multi-asset manager with funds in venture capital, direct lending, and crypto currency since June 2018. From 2017 - 2018, Mr. Singh served as the managing partner of Tera-Holdings, LLC, a holding company of niche software businesses that he co-founded. In 2009, Mr. Singh co-founded GBI, LLC (f/k/a Gold Bullion International, LLC (GBI)), an electronic platform that allows investors to buy, trade and store physical precious metals. During his tenure at GBI, from 2009 - 2017, Mr. Singh served as GBI’s chief operating officer, its chief executive officer, and its president. In August 2020, Mr. Singh joined the board of directors of Sharp Spring, Inc., a publicly traded technology provider of a cloud-based marketing automation platform (NASDAQ: SHSP). Since October 2019, Mr. Singh has served on the board of directors of Osprey Technology Acquisition Corp. (NYSE: SFTW.U), a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. Following the merger of Osprey Technology Acquisition Corp. with BlackSky Global, LLC, Mr. Singh will be resigning from his position as a director of Osprey. As an entrepreneur and investor in software companies, Mr. Singh brings unique insight and a strategic perspective to our software solutions business.

Bryan Menar Chief Financial Officer and Vice President of the Company	45
Mr. Menar joined the Company as Chief Financial Officer and Vice President on January 3, 2017. From January 2015 to January 2017, Mr. Menar served as Vice President, Financial Planning and Analysis of Chobani, LLC, a producer of greek yogurt products based in central New York. In this role, Mr. Menar was responsible for corporate financial analysis, including forecasting, budgeting, business reviews and financial presentations for both internal and external stakeholders and partners. From October 2012 to December 2014, Mr. Menar served as Director of Financial Planning and Analysis for Chobani, LLC. In addition, Mr. Menar served as a consultant with J.C. Jones & Associates, a national business consulting firm, from 2010 to 2012, and as Vice President, Merchant Bank Controllers, of Goldman Sachs & Co. from 2002 - 2010. Mr. Menar is a Certified Public Accountant.

NAME AND RESPECTIVE POSITIONS AND OFFICES	AGE	BIO
Matthew R. Cicchinelli President of PAR Government Systems Corporation and Rome Research Corporation	58
Mr. Cicchinelli was named President of PAR Government Systems Corporation and Rome Research Corporation (together, “PAR Government”) effective December 12, 2015. Mr. Cicchinelli joined PAR Government in 2011 as Executive Director for Operations, and in 2013 was promoted to Vice President, Intelligence, Surveillance and Reconnaissance (“ISR”) Innovations. Prior to joining PAR Government, Mr. Cicchinelli served in various senior roles with the United States Marine Corps and the Department of Defense with a focus on command and control, ISR technologies, and strategic plans and policies. Mr. Cicchinelli retired from the Marine Corps in 2011 with the rank of Colonel.

Overview of Executive Compensation
Compensation Objective
Our executive compensation program is built to drive the creation of stockholder value. The 2020 executive compensation program was designed to attract, retain and incentivize top performers in a highly competitive market for talent who can deliver competitive financial returns for our stockholders through the achievement of short-term and long-term goals. To achieve this, we maintain:
•
Pay for Performance. Our short-term (annual performance based, cash bonus (“STI”)) and long-term (equity awards (“LTI”)) incentive programs create a strong relationship between compensation and performance. Payment of annual STI bonuses is tied to achievement of Company financial performance metrics, and individual performance against key performance indicators and behaviors that reinforce the values of leadership, integrity, speed, accountability, teamwork, innovation and quality on an annual basis, while LTI equity awards are granted with the intent to reward longer term goals and vesting is dependent on the performance of our common stock; and

•
Competitive Compensation. We provide compensation opportunities that take into account compensation levels and practices of our peers, but without targeting any specific percentile of relative compensation; instead, our compensation programs are designed to reward top performers in a highly competitive market for talent and align their interests with the interests of our stockholders.

2020 Highlights
In February 2020, we entered into a new employment agreement with Savneet Singh for his continued service as CEO and President of the Company and President of ParTech, Inc., which was amended in February 2021. In July 2020, Matthew Cicchinelli and PAR Government entered into a new employment agreement pursuant to which Mr. Cicchinelli continues to serve as the President of PAR Government. The employment agreements for both Mr. Singh and Mr. Cicchinelli are described in further detail in “Compensation Discussion and Analysis – Employment Arrangements in effect for 2020.”
COVID-19 Impact
In early 2020, the COVID-19 pandemic presented a number of novel and unprecedented financial and operational challenges and created uncertainty and disruption to our employees and business. In response to those challenges, early in the second quarter of 2020, we implemented a number of cost saving measures to mitigate the impact of COVID-19 on our employees and business, including reductions in discretionary spending, a non-essential position hiring freeze, a reduction in workforce and employee furloughs. We also made temporary adjustments to the base salaries of certain of our employees (the “Temporary Salary Reduction Program”), including the base salaries of our CEO and CFO.
By March 2020, management was actively monitoring the impacts of the COVID-19 pandemic on our business and providing reports to our Compensation Committee, including advising the Committee on the potential impact of the pandemic on the Company’s previously established 2020 annual operating plan (“Actual AOP”). To assist the Compensation Committee in its monitoring of the COVID-19 pandemic’s impact on our business, management provided the Compensation Committee with an alternative annual operating plan, which tracked the impact and potential impact of the COVID-19 pandemic on our business (the “COVID-19 AOP”). Referencing the COVID-19 AOP, and measuring the Company’s performance against Actual AOP and the COVID-19 AOP and other factors, the Compensation Committee continuously assessed the Company’s performance and evaluated whether it was prudent to adjust the framework and/or performance metrics of the Company’s incentive programs in consideration of the continued uncertainty of the COVID-19 pandemic and the difficulty in establishing new performance metrics in light of such uncertainties. The Compensation Committee ultimately determined in September 2020 that it would not adjust the performance metrics of the Company’s incentive programs, but instead would evaluate the Company’s performance following the end of 2020 and, based on the Company’s 2020 performance, including against the backdrop of the COVID-19 pandemic, determine whether to use its discretionary authority to grant short-term and long-term incentive payouts. Because of the negligible impact of the COVID-19 pandemic on PAR Government, the Compensation Committee determined that no changes would be made to the Company’s incentive compensation programs as they related to PAR Government’s management.
In late 2020 and early 2021, the Compensation Committee convened multiple times to evaluate the Company’s overall performance in 2020, taking into account the Company’s performance measured against Actual AOP and the COVID-19 AOP, the Company’s total stockholder return, as compared to other companies in the Russell 2000 Index, the Company’s increased revenues year-over-year, and the Company’s performance as compared to its competitors. And, while the Company did not achieve the threshold levels for the corporate financial and business goals established under our incentive programs prior to the COVID-19 pandemic, the Compensation Committee determined that the Company had performed well despite the COVID-19 pandemic and its impact on our business. In consideration of the foregoing, the Compensation Committee used its discretionary authority to adjust payouts under our STI and LTI incentive compensation programs to appropriately reward our employees for their significant contributions to the Company during this difficult period.
Role of the Compensation Committee and CEO
The Compensation Committee approves the annual compensation of our NEOs and certain other senior officers of the Company, including incentive compensation (cash and equity based). Our CEO provides information and recommendations to the Compensation Committee on the compensation and performance of our other NEOs, including recommendations as to the appropriate levels of base salaries, short-term incentive compensation and long-term equity awards, performance targets for corporate and other operating segments, and individual performance targets.
With respect to the compensation of the CEO, the Compensation Committee worked directly with Pearl Meyer to develop the compensation program for the CEO. The CEO does not make recommendations on his base salary or the mix and/or structure of his short-term cash incentive or long-term equity incentive compensation.
Role of Compensation Consultant
The Compensation Committee engaged Pearl Meyer as its consultant to provide information and advice concerning executive and non-employee director compensation. The Compensation Committee believes that Pearl Meyer has the necessary skills, knowledge, industry expertise, and experience, as well as the necessary resources, to provide a comprehensive approach to executive and non-employee director compensation analysis, planning and strategy. Pearl Meyer provides advice related to executive and non-employee director compensation as requested, including an annual analysis of executive and non-employee director compensation compared to peer company practice and data. Pearl Meyer may also provide input on management materials and recommendations in advance of Compensation Committee meetings, as well as assisting in the review of the compensation discussion and analysis.
In late 2019, Pearl Meyer conducted an executive compensation study and provided the Compensation Committee with an analysis of our executive compensation and program design for 2020, including comparator peer group compensation data for our NEOs and other back-up information and analysis of compensation matters as requested by the Compensation Committee.

Market Data and Considerations for Determining NEO Pay
In response to our Compensation Committee’s request that Pearl Meyer perform an assessment of our executive compensation, including a peer group and survey data, Pearl Meyer provided our Compensation Committee with both peer group data and compensation survey data specific to technology companies. The 2020 peer group focused on size and industry-relevant companies taking into account revenue, number of employees and market capitalization. The 2020 peer group included the following companies:
Peer Group
A10 Networks, Inc.	Agilysys, Inc.	American Software, Inc.
Bottomline Technologies, Inc.	Digi International Inc.	eGain Corporation
Frequency Electronics, Inc.	i3 Verticals, Inc.	Iteris, Inc.
KVH Industries, Inc.	PowerFleet, Inc.	PROS Holdings, Inc.
QAD Inc.	SPS Commerce, Inc.	TESSCO Technologies Incorporated
Upland Software, Inc.
In addition to competitive analysis data, including the market trend data about the impact of the COVID-19 pandemic, the Compensation Committee considered each NEO’s individual expertise, skills, responsibilities, required commitment, current and anticipated contribution to the Company’s achievement of its plans and goals, as well as prior compensation adjustments, prior award accumulation, and any contractual commitments, in formulating the 2020 compensation of our NEOs.
2020 NEO Compensation Design
Our 2020 executive compensation program was designed to retain and motivate our NEOs, and to promote the creation and delivery of stockholder value by incentivizing our NEOs to deliver competitive financial returns by establishing performance targets linked to our financial and business goals and objectives. In 2020, we compensated our NEOs primarily through a combination of base salary and incentive compensation, which has a short-term cash component (“STI”) and a long-term equity component (“LTI”) based on the Company’s performance. Despite the COVID-19 pandemic, the Company performed well in 2020, and the Compensation Committee determined it appropriate to use its discretion and adjust the incentive compensation components of our NEO’s compensation.
Base Salary. We use base salary to provide a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job and impact of the individual on the business and organization. Adjustments to base salary are considered periodically, but are not guaranteed, based on individual performance, level of pay relative to the market and internal pay equity. In setting the annual base salary of our CEO, and in reviewing and approving the annual base salaries of the other NEOs, the Compensation Committee considered information from Pearl Meyer and other factors described above under “Compensation Discussion and Analysis –Market Data and Considerations for Determining NEO Pay”.
Mr. Singh’s base salary was increased to $550,000 pursuant to his February 27, 2020 employment agreement, and Mr. Menar received an increase in his base salary in mid-2020 to $284,550 in recognition of his performance in 2019 and continued contributions to the Company. On January 11, 2020, Mr. Cicchinelli’s base salary was increased to $259,350 in recognition of his contributions to PAR Government in 2019.

Pursuant to the Temporary Salary Reduction Program, from April 11, 2020 to July 3, 2020, Mr. Singh’s base salary was temporarily reduced by 25% and Mr. Menar’s base salary was temporarily reduced by 20%; and, beginning July 4, 2020, the temporary salary reduction was lowered to 12.5% of Mr. Singh’s base salary and 10% of Mr. Menar’s base salary. On September 12, 2020, the base salaries of Messrs. Singh and Menar were reinstated to their pre-reduced base salary levels. The impact of the Temporary Salary Reduction Program on the base salaries of our NEOs in 2020 is illustrated below.
NEO	Date Range	Base Salary	Reason for Change
Savneet Singh	January 1, 2020 – February 26, 2020	$490,000
	February 27, 2020 – April 10, 2020	$550,000	New employment contract
	April 11, 2020 – July 3, 2020	$412,500	Salary reduction of 25% under the Temporary Salary Reduction Program
	July 4, 2020 – September 11, 2020	$481,250	Salary reduction of 12.5% under the Temporary Salary Reduction Program
	September 12, 2020 – December 31, 2020	$550,000	Salary reinstated
	Annualized 2020 Salary	$493,510
Bryan Menar	January 1, 2020 – April 10, 2020	$271,000
	April 11, 2020 – July 3, 2020	$216,800	Salary reduction of 20% under the Temporary Salary Reduction Program
	July 4, 2020 – September 11, 2020(1)	$256,095	Salary reduction of 10% under the Temporary Salary Reduction Program
	September 12, 2020 – December 31, 2020	$284,550	Salary reinstated
	Annualized 2020 Salary	$259,274
Matthew Cicchinelli(2)	January 1, 2020 – January 10, 2020	$247,000
	January 11, 2020 – December 31, 2020	$259,350	Salary increased applied for 2020
	Annualized 2020 Salary	$268,138
(1)	Mr. Menar’s salary reduction effective July 4, 2020 through September 11, 2020 was calculated using his increased base salary of $284,550.
(2)
Mr. Cicchinelli was not impacted by a base salary reduction in 2020 given that the COVID-19 pandemic had a negligible impact on the PAR Government business. Mr. Cicchinelli’s 2020 earned salary was based on 27 payroll cycles, as opposed to PAR Government’s typical 26 payroll cycles.

PAR Government Contract Bonuses. Mr. Cicchinelli participates in an employee retention program used by PAR Government as a tool to recruit and retain certain of its employees and those of its subsidiaries (the “PGSC Retention Bonus”), which is generally available to all employees of PAR Government and its subsidiaries who are not covered by the Service Contract Act. The PGSC Retention Bonus is a percentage of an employee’s total cash compensation paid in a fiscal year; it is established annually by PAR Government’s senior management, and is payable, if the employee remains employed through and including the payment date, in the immediately following year, generally in early March. The payment is reduced by the amount, if any, of the employer contribution for the employee to the profit-sharing component of the Company’s retirement plan. In 2020, Mr. Cicchinelli earned a PGSC Retention Bonus of $12,490 in recognition of his value to PAR Government.
Incentive Compensation — Short-Term Incentive (“STI”) and Long-Term Equity Incentive Compensation (“LTI”). Our incentive compensation programs for 2020 were designed to attract, retain, and motivate top performing people to deliver financial returns. To accomplish these objectives, we established corporate performance threshold targets linked to our financial and business goals and objectives and tied them to individual performance targets. The Compensation Committee approved the short-term and long-term incentive performance metrics and payout structures for 2020 prior to the onset of the COVID-19 pandemic, reflecting pre-COVID-19 performance expectations. As a result, with the exception of PAR Government performance, the

Company’s performance failed to meet the original threshold levels for the corporate financial and business goals established for our 2020 incentive programs. However, the Compensation Committee concluded that this outcome was not determinative of the overall performance of Messrs. Singh and Menar in 2020, and considered their performance against the COVID-19 backdrop, taking into account the Company’s quick response to the COVID-19 pandemic (including the execution of initiatives to mitigate the impact of the pandemic on the Company’s business), the Company’s performance against the COVID-19 AOP and as compared to its competitors, and that the Company’s total stockholder return out-performed other companies in the Russell 2000 Index, as illustrated in the table below. In addition, total revenues for the Restaurant/Retail business exceeded the expectation set forth in the COVID-19 AOP and experienced higher stock growth relative to selected peers; and, while Brink performance was slightly below the Actual AOP threshold, it exceeded the COVID-19 AOP target, Core performance was below the Actual AOP threshold, but exceeded the COVID-19 AOP target, and Restaurant Magic performance was below the Actual AOP threshold and did not meet the COVID-19 AOP threshold. Recognizing the Company’s overall performance in the context of the broader challenges presented by the COVID-19 pandemic, the Compensation Committee made the decision to use its discretion with respect to the STI payouts for Messrs. Singh and Menar, and the LTI payout for Mr. Menar. There was no discretion used for Mr. Cicchinelli’s STI or LTI payouts given that the COVID-19 pandemic did not have a material adverse impact on PAR Government.
	2020 Performance versus Actual AOP (%)	2020 Performance versus COVID-19 AOP (%)	2020 Performance versus Russell 2000 Index (%)
Brink Bookings	84.9	103.5	—
Core EBITDA(1)	64.4	120.6	—
Restaurant Magic Bookings	49.9	74.9	—
Total Revenue	80.0	105.5	—
Expenses	(214.2)	(100.0)	—
Total Stockholder Return(2)	—	—	142 (versus 27)
(1)	Operating Income related to the CORE product line excluding indirect allocated costs from corporate home office and support shared services, interest, tax, depreciation, and amortization.
(2)	Total Stockholder Return is based on a one-year average through January 19, 2021.
Short-Term Incentive Compensation — Our NEOs were eligible to earn their STI bonuses as a percentage of their earned base salary as follows:
Named Executive Officer	Target STI as percentage of earned base salary
Savneet Singh	90%(1)
Bryan A. Menar	50%
Matthew R. Cicchinelli	55%(1)

(1)	As provided in Messrs. Singh’s and Cicchinelli’s respective employment agreements.

The 2020 annual STI target for Mr. Singh was based solely on a corporate financial goal. Mr. Menar’s 2020 annual STI targets were weighted between business goals and individual performance goals based on key performance indicators. Mr. Cicchinelli’s 2020 annual STI target was based entirely upon the PAR Government financial goal.
	Corporate	Brink	Core	Restaurant Magic	PAR Government
Target Performance	Consolidated Revenue(1)	Bookings or Annual Recurring Revenue	EBITDA (Unallocated)(2)	Annual Recurring Revenue	Net Income Before Taxes
Savneet Singh	100%	—	—	—	—
Bryan A. Menar	60%	20%	20%	—
Matthew R. Cicchinelli	—	—	—		100%
(1)
Consolidated Revenue is the total revenue of both the Restaurant/Retail segment and PAR Government for the fiscal year ended December 31, 2020 as shown in our Consolidated Statement of Operations in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2021.

(2)	Operating Income related to the CORE product line excluding indirect allocated costs from corporate home office and support shared services, interest, tax, depreciation and amortization.
The actual STI payout for each our NEOs depends upon the level of achievement against the selected performance goals, as set forth below.
CEO STI
The corporate performance targets for 2020 for Mr. Singh were:
Performance Target	Threshold (85% of Goal)	Target (100% of Goal)	Maximum (115% of Goal)	2020 Actual
Consolidated Revenue (including all segments) of Actual AOP	$209.4 million	$246.4 million	$283.4 million	$213.7 million

Consolidated Revenue (including all segments) of COVID-19 AOP(1)	$167.9 million	$197.5 million	$227.1 million	$213.7 million

Payout as % of Earned Salary	80%	90%	100%
(1)
Consolidated Revenue as measured against the COVID-19 AOP was used by the Compensation Committee to assess Company performance in 2020 in lieu of modifying performance metrics and payout structures for Mr. Singh. See “Compensation Discussion and Analysis - COVID-19 Impact” for additional information.

The business performance targets for Mr. Menar for 2020 were:
Corporate: 60% Brink/20% Core/20% RM
STI Level of Achievement	Brink – Bookings or ARR	Core – EBITDA (Unallocated)(1)	Restaurant Magic – ARR
Threshold	Bookings – 4,250 or ARR – $27.9 million	$14.5 million	$10.7 million
Target	Bookings – 5,000 or ARR – $32.8 million	$17.0 million	$12.6 million
Maximum	Bookings – 6,500 or ARR – $42.6 million	$22.1 million	$16.4 million
Actual Performance Achieved	Bookings – 4,245 or ARR – $24.5million	$8.6 million	$8.8 million
(1)	Operating Income related to the CORE product line excluding indirect allocated costs from corporate home office and support shared services, interest, tax, depreciation and amortization.

The business performance targets for Mr. Cicchinelli for 2020 were:
STI Level of Achievement	PAR Government – Net Income Before Tax
Threshold	$4.46 million
Target	$5.25 million
Maximum	$6.83 million
Actual Performance Achieved	$5.26 million
Messrs. Menar and Cicchinelli were eligible for potential payouts as a percentage of their corporate performance targets for earned base salary, which were - Threshold: 50%, Target: 100% and Maximum: 160%.
Although neither Mr. Singh nor Mr. Menar met their STI threshold performance targets in 2020, the Compensation Committee determined it was appropriate to use its discretion to adjust Mr. Singh’s and Mr. Menar’s STI payouts to recognize their contributions to the Company’s overall positive performance in 2020 in consideration of the COVID-19 pandemic and its impact on our business.
In 2020, the NEOs earned their STI as follows:
Named Executive Officer	STI Payout ($)	STI Payout as a percent of target achieved (%)	STI Payout as a percent of earned base salary (%)
Savneet Singh	484,616	100	90

Bryan A. Menar	110,902	80	40

Matthew R. Cicchinelli	147,731	100.17	55.1
Mr. Singh’s earned salary was $538,462 for the purposes of calculating STI payout (salary reductions under the Temporary Salary Reduction Program were excluded to calculate Mr. Singh’s earned salary). The Compensation Committee’s final decision for Mr. Singh included a discretionary increase of 13.3%. Actual achievement was at 86.7% of Mr. Singh’s target. Mr. Menar’s earned salary was $277,254 for the purposes of calculating STI payout (salary reductions under the Temporary Salary Reduction Program were excluded to calculate Mr. Menar’s earned salary). Mr. Menar’s payout for STI was at 80% of his target as a result of a discretionary increase of 80% approved of by the Compensation Committee.
Long-Term Incentive Compensation — The Company may grant equity awards, including stock options, restricted stock and restricted stock units under the 2015 Equity Incentive Plan. Our equity awards granted to executive officers are designed to reward high-level achievement of the Company’s strategic objectives in an effort to retain our top performing executives. Grants of LTI awards are determined pursuant to the target long-term incentive grant date value and are generally granted annually following the Company’s announcement of its financial results for the prior fiscal year with annual vesting subject to the Compensation Committee’s certification as to the satisfaction of the performance goals for the applicable year. However, given the impact of the COVID-19 pandemic, and the difficulty in properly determining appropriate performance metrics and payout structures, for purposes of 2020 LTI awards, the Compensation Committee determined to wait until after the year had ended to evaluate the Company’s overall performance and assess Mr. Menar’s 2020 performance; and, based on that evaluation and assessment, Mr. Menar was awarded 2,805 time vesting restricted stock units (“RSUs”). Mr. Cicchinelli’s LTI award, consisting of 1,592 performance vesting RSUs, was granted in November 2020.
Mr. Singh’s LTI awards were granted pursuant to his February 27, 2020 employment agreement. Mr. Singh is not entitled to additional equity awards, including grants made under the 2015 Equity Incentive Plan, prior to the end of the Company’s 2024 fiscal year.

We granted the following LTI awards to Messrs. Singh, Menar and Cicchinelli for 2020:
Name	Time Vesting RSUs	Performance Vesting RSUs	Non-Qualified Stock Options
Savneet Singh(1)	170,000	170,000	575,000
Bryan A. Menar	2,805	—	—
Matthew R. Cicchinelli	—	1,592	—
(1)	Granted pursuant to Mr. Singh’s February 27, 2020 employment agreement
Mr. Singh’s LTI awards consist of the following:
•
170,000 time vesting RSUs, with one-third having vested on February 27, 2021. Thereafter, one-twelfth will vest at the end of each completed fiscal quarter, beginning March 31, 2021, subject to Mr. Singh’s continued employment on the applicable vesting dates.

•
170,000 performance vesting RSUs that vest ratably in one-third increments at the end of three performance periods: the first performance period began on January 1, 2020 and ends on December 31, 2021; the second performance period begins on January 1, 2021 and ends on December 31, 2022; and the third performance period begins on January 1, 2022 and ends December 31, 2023. The vesting of the performance vesting RSUs is based on the percentage of performance targets that are achieved for the applicable performance period and subject to Mr. Singh’s continued employment on the applicable vesting dates.

•
575,000 non-qualified stock options that were granted on March 17, 2020, with one-third having vested on February 27, 2021. Thereafter, one-twelfth will vest at the end of each completed fiscal quarter, beginning March 31, 2021, subject to Mr. Singh’s continued employment on the applicable vesting dates.

In addition to the grants described above, pursuant to Mr. Singh’s February 27, 2020 employment agreement, Mr. Singh was granted a recognition award of 20,000 RSUs, which vest ratably in one-third increments on December 31, 2020, December 31, 2021 and December 31, 2022, subject to Mr. Singh’s continuing employment on the applicable vesting dates.
Mr. Singh’s goals for his 2020 LTI award consisting of performance vesting RSUs are illustrated in the table below for the first performance period, which began on January 1, 2020 and ends on December 31, 2021. For the first performance period, the performance goal is restaurant annual recurring revenue growth (“RARR Growth”) or restaurant bookings. Restaurant annual recurring revenue is recurring revenue from the following sources: Brink SaaS, Core Services, Merchant Services, Partner Revenue and Restaurant Magic SaaS. RARR Growth for a given two-year performance period is calculated as follows:
RARR Growth = (R2 – R1)/R1
For the formula for RARR Growth above, “R1” is the recurring revenue for the month of December immediately preceding the beginning of the two-year performance period, multiplied by 12, and “R2” is the recurring revenue for the month of December at the end of the two-year performance period, multiplied by 12.
Business Result Metric	2-Year Performance Period Goal(1) (January 1, 2020 - December 31, 2021)
RARR Growth; or	39.4%

Restaurant/Retail segment bookings	7,097
(1)	RARR Growth target is based on the annual operating plan of the Company for 2021.

Mr. Singh is eligible for payouts as a percentage of the performance targets for the first two-year performance period as follows:
	LTI Level of Achievement as a percent of target (%)	LTI Payout as a percent of initial grant (%)
Threshold	80%	60%

Target	100%	100%

Maximum	120%	130%
Mr. Menar was granted a time vesting award of 2,805 RSUs on March 18, 2021, pursuant to the Compensation Committee’s decision to use its discretion. The RSUs vest ratably in one-third increments on March 31, 2022, March 31, 2023 and March 31, 2024, subject to Mr. Menar’s continuing employment on the applicable vesting dates.
Mr. Cicchinelli’s performance vesting award of 1,592 RSUs vests ratably in one-third increments on December 31, 2020, December 31, 2021 and December 31, 2022, based on the percentage annual performance targets that are achieved for the applicable performance year shown below and subject to Mr. Cicchinelli’s continuing employment on the applicable vesting dates. No payment would be earned in 2020 if PAR Government did not achieve the minimum threshold of $4.46 million for Net Income before Taxes.
The corporate and business performance targets and actual achievement for 2020 for Mr. Cicchinelli were as follows:
LTI Level of Achievement	PAR Government – Net Income Before Tax	Performance as a percent of target achieved (%)	LTI Payout as a percent of target (%)
Threshold	$4.46 million	85%	50%
Target	$5.25 million	100%	100%
Maximum	$6.83 million	130%	160%
Actual Performance Achieved	$5.26 million	100.17%	100.17%
Mr. Cicchinelli’s 2020 LTI threshold goal was based on the PAR Government Net Income Before Taxes, which was achieved at 100.17% for the performance year ended December 31, 2020 (the “2020 Performance Year”).
For the 2020 Performance Year, the LTI incentive program established a three-year payout, based on the performance metrics for the 2020 Performance Year. If the targets set for the 2020 Performance year were not met, then all three equity tranches (for the LTI award granted in 2018, 2019 and 2020) that had payouts based on the 2020 Performance Year were forfeited. As a result of the impact of the COVID-19 pandemic, the threshold levels for the corporate financial and business goals established under our long-term incentive program for the 2020 Performance Year were not achieved and the shares of restricted stock subject to vesting based on achievement of performance goals for the 2020 Performance Year were forfeited. However, PAR Government, which was not materially impacted by the pandemic, did achieve at 100.17% of its performance target, Net Income before Taxes, for the 2020 Performance Year, and Mr. Cicchinelli was granted a performance vesting award for 1,592 RSUs.
Clawback Policy. We adopted a clawback policy for incentive compensation, effective as of December 8, 2020. This policy provides for the potential recoupment of certain cash and equity incentive compensation paid to any current and former NEOs and other officers (the “Covered Officers”), and any other employee designated by the Compensation Committee (the “Covered Employees” and together with the Covered Officers, the “Covered Persons”), of the Company or any of its subsidiaries. Recoupment of performance-based incentive compensation would occur if the restatement of our financial statements is due to material noncompliance with any financial reporting requirement under applicable securities laws that is caused directly or indirectly by a

Covered Officer. In the event that the Compensation Committee determines that a Covered Person has engaged in certain injurious conduct, such as gross or intentional misconduct, embezzlement, theft, fraud or a breach of a fiduciary duty, then it may consider, in its discretion, to recoup any type of incentive compensation.
Benefits. Our NEOs are eligible for the same benefits available to our other full-time employees. Our benefits include our 401(k)/retirement plan (“retirement plan”), open-market employee stock purchase plan, health and life insurance plans, and other welfare benefit programs.
Our retirement plan allows U.S. employees that meet eligibility requirements to contribute pre-tax (401 (k)) or post-tax (Roth 401(k)) earnings up to the annual IRS limits. The retirement plan provides for the Company to match 50% of each participating eligible employee’s annual contributions, up to 6% of such employee’s base salary for such fiscal year, subject to annual maximum contribution limits under IRS law. Company matching contributions are subject to a three-year vesting period. The retirement plan also has a deferred profit-sharing component. Contributions to the profit-sharing component of the retirement plan are made at the discretion of the Board. No contributions were made to the profit-sharing program in 2020.
Pursuant to Mr. Singh’s February 27, 2020 employment agreement and subject to cooperation in the underwriting process and meeting eligibility requirements, Mr. Singh is eligible to receive an individual term life insurance and a supplemental individual long-term disability policy. Due to the COVID-19 pandemic, the underwriting process for these policies has not been completed.
Deferred Compensation. We sponsor a non-qualified deferred compensation plan for a select group of highly compensated employees that includes our NEOs. Participants may make voluntary deferrals of their salary and/or cash bonus to the plan. All amounts that are contributed or deferred under the non-qualified deferred compensation plan may be invested in one or more designated investment options. Distributions of amounts under the deferred compensation plan may be made in a lump sum amount or in annual installments upon specific events at the election of the employee. Our NEOs did not make any contributions to the plan in 2020. The Board also has the sole discretion to make employer contributions to the plan, although it did not make any such employer contributions in 2020.
Employment Arrangements in effect for 2020
Savneet Singh. Effective February 27, 2020, Mr. Singh and the Company entered into a new employment agreement pursuant to which Mr. Singh continues to serve as the Chief Executive Officer and President of the Company and as a member of the Company’s board of directors. Under the terms of the employment agreement, Mr. Singh’s annual base salary for 2020 is $550,000. The vesting terms of Mr. Singh’s equity awards may be shortened in the event of a change in control of the ownership of the Company and/or Mr. Singh’s termination of employment by the Company without cause or his resignation for a good reason. Mr. Singh is not entitled to additional equity awards, including grants made under the 2015 Equity Incentive Plan, prior to the Company’s fiscal year ending December 31, 2024.
On February 16, 2021, the Company entered into an amendment to Mr. Singh’s employment agreement with Mr. Singh. Under the terms of the amendment, Mr. Singh’s annual base salary was increased to $575,000, and his annual short-term incentive bonus threshold, target, and maximum payout were increased for each of the Company’s fiscal years ending December 31, 2021 and 2022 from 80% (threshold), 90% (target), and 100% (maximum) to 90% (threshold),100% (target) and 110% (maximum) of his base salary earned in each of those fiscal years.
Bryan A. Menar. In connection with his appointment as Chief Financial Officer and Vice President of the Company, we entered into an employment agreement with Mr. Menar in November 2016. Pursuant to that employment agreement Mr. Menar was paid an initial annual base salary of $250,000, which was increased to $284,550 in 2020; he participates in our STI program at an individual bonus target of up to 40% of his annual base salary for performance against targets established by the Board; and he participates in our retirement plan and receives insurance and other customary benefits offered by us to our executives.
Matthew R. Cicchinelli. On July 6, 2020, Matthew Cicchinelli and PAR Government entered into an employment agreement pursuant to which Mr. Cicchinelli continues to serve as the President of PAR Government. Under the terms of the employment agreement, Mr. Cicchinelli’s annual base salary is $259,350. In the event Mr. Cicchinelli’s employment is terminated by PAR Government without cause or Mr. Cicchinelli resigns for a good reason, Mr. Cicchinelli will be entitled to payment of six months salary, payable semi-monthly for 6 months, plus the payment of any STI bonus and any employee benefit incentive earned, but unpaid with respect to a fiscal year ended. In the event Mr. Cicchinelli’s employment is terminated without cause or for good reason during a change of control protection period (three months pre-/13 months post- change of control), Mr. Cicchinelli will be entitled to payment of nine-months salary, plus the payment of any STI bonus and employee benefit incentive earned, but unpaid with respect to a fiscal year ended, the pro-rated portion of the annual STI bonus that Mr. Cicchinelli would have earned for the fiscal year in which his employment was terminated, and the remaining unvested shares of restricted stock granted to Mr. Cicchinelli shall vest.

COMPENSATION COMMITTEE REPORT
The Board’s Compensation Committee is charged, among other things, to perform periodic reviews of the Company’s compensation arrangements with executive officers and to make recommendations to the Board of Directors with respect to such arrangements. The Compensation Committee’s function is more fully described in its charter, which the Board has adopted and is available on our website at https://www.partech.com/about-us/investor-relations/ under the Compensation Committee Charter link.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of the Company’s 2021 Proxy Statement. Based on such review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2021 Proxy Statement.
The Compensation Committee:
Douglas G. Rauch
Cynthia A. Russo
James C. Stoffel (Chair)
The Compensation Committee Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference in other filings by the Company with the SEC, except to the extent the Company specifically incorporates the Compensation Committee Report by reference therein.

Summary Compensation Table
The following table sets forth information regarding compensation earned by our NEOs during 2020, 2019 and 2018.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Savneet Singh, CEO and President	2020	493,510	—	4,550,400	2,674,895	484,616	—	16,807	8,220,228
	2019	485,939	—	2,450,400	—	448,878	—	29,388	3,414,605
	2018	30,595	—	96,850	—	—	—	—	127,445
Bryan A. Menar, Chief Financial and Accounting Officer, Vice President	2020	259,274	—	—	—	110,902	—	9,333	379,509
	2019	271,000	—	65,000	35,000	113,159	—	4,891	489,050
	2018	260,169	32,500	48,750	26,250	—	—	2,438	370,107
Matthew R. Cicchinelli, President, PAR Government Systems Corporation and Rome Research Corporation	2020	268,138	12,490	74,967	—	147,731	$1,767	10,959	516,052
	2019	247,000	37,304	299,850	26,250	—	—	3,081	613,485
	2018	244,827	16,768	48,750	26,250	121,750	—	3,031	461,376
Column (c) - Salary. The base salaries of our NEOs are discussed above in “Compensation Discussion and Analysis –2020 NEO Compensation Design.” Mr. Cicchinelli’s 2020 earned salary was based on 27 payroll cycles, as opposed to PAR Government’s typical 26 payroll cycles. The adjustment to the base salaries of Mr. Singh and Mr. Menar were pursuant to the Temporary Salary Reduction Program discussed above in “Compensation Discussion and Analysis –2020 NEO Compensation Design.”
Column (d) - Bonus. Mr. Cicchinelli’s PGSC Retention Bonus of $12,490 earned in 2020.
Column (e) - Stock Awards. The dollar amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to stock awards made to our NEOs. Assumptions made, including the probable outcome of performance conditions of the performance-based stock awards, in the valuations are discussed in Note 11 to our 2020 Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 16, 2021.
For Mr. Singh, column (e) reflects the grant date fair value of 170,000 time vesting RSUs, 170,000 performance vesting RSUs and 20,000 time vesting RSUs, each of which was granted to him on March 17, 2020. One-third of Mr. Singh’s time vesting RSUs vest on February 27, 2021, and thereafter, one-twelfth will vest at the end of each completed fiscal quarter, beginning March 31, 2021, subject to Mr. Singh’s continued service. Mr. Singh’s performance vesting RSUs vest ratably in one-third increments on December 31, 2021, December 31, 2022 and December 31, 2023, based on the percentage of performance targets that are achieved for the applicable performance period and subject to Mr. Singh’s continued service. Assuming the maximum level of performance, the value of Mr. Singh’s performance vesting RSUs would be $2,793,440. Mr. Singh’s recognition award of 20,000 RSUs vests ratably on December 31, 2020, December 31, 2021 and December 31, 2022, subject to Mr. Singh’s continuing service. Under the terms of his February 27, 2020 employment agreement, as amended on February 16, 2021, Mr. Singh is not entitled to additional equity awards, including grants made under the 2015 Equity Incentive Plan, prior to the Company’s fiscal year ending on December 31, 2024.
For Mr. Menar, column (e) does not reflect the grant date fair value of 2,805 RSUs granted to him on March 18, 2021 in recognition of his performance in 2020. The award vests ratably in one-third increments on March 31, 2022, March 31, 2023 and March 31, 2024, subject to Mr. Menar’s continued service. The Compensation Committee granted the award to Mr. Menar following the end of 2020 due to the impact of the COVID-19 pandemic. Please see “Compensation Discussion and Analysis – 2020 NEO Compensation Design” for additional information.

For Mr. Cicchinelli, column (e) reflects the grant date fair value of 1,592 performance vesting RSUs granted to him on November 11, 2020 that vest ratably in one-third increments on December 31, 2020, December 31, 2021 and December 31, 2022, based on the percentage of performance targets that are achieved for the applicable performance period and subject to Mr. Cicchinelli’s continued service. Assuming the maximum level of performance, the value of Mr. Cicchinelli’s performance vesting RSUs would be $119,938.
Column (f) – Option Awards. The dollar amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions made in the valuations are discussed in Note 11 to our 2020 Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 16, 2021.
For Mr. Singh, column (f) reflects 575,000 non-qualified stock options to purchase shares of our common stock granted on March 17, 2020. One-third of the options vest on February 27, 2021, and thereafter one-twelfth of the options will vest at the end of each completed fiscal quarter, beginning March 31, 2021, subject to Mr. Singh’s continued service. Mr. Singh is not entitled to additional equity awards, including grants made under the 2015 Equity Incentive Plan, prior to the Company’s fiscal year ending on December 31, 2024.
Column (g) – Non-Equity Incentive Plan Compensation. Reflects the STI bonuses earned in 2020 for Messrs. Singh, Menar and Cicchinelli. See “Compensation Discussion and Analysis – 2020 NEO Compensation Design.”
Column (h) – Non-Qualified Deferred Compensation Earnings. For Mr. Cicchinelli, column (h) reflects interest earned on the balance of Mr. Cicchinelli’s account. See the notes to the Nonqualified Deferred Compensation table for additional information.
Column (i) - All Other Compensation. The amounts represent 401(k) employer matching contributions ($8,550 -Mr. Singh, $8,550 – Mr. Menar and $8,550 – Mr. Cicchinelli), the Company’s payment of premiums on term life insurance ($486 –Singh, $783 Menar and $2,409 – Mr. Cicchinelli), and as to Mr. Singh, a company car lease of $7,771.

GRANTS OF PLAN-BASED AWARDS
The following table contains information concerning the grants of plan-based awards made to each of the NEOs in the year ended December 31, 2020.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Savneet Singh	—	430,770	484,616	538,462(2)	—	—	—	—	—	—	—
	03/17/2020(3)	—	—	—	0	170,000	221,000	—	—	—	2,148,800
	03/17/2020(4)	—	—	—	—	—	—	—	575,000	12.64	2,674,895
	03/17/2020(5)	—	—	—	—	—	—	170,000	—	—	2,148,800
	03/17/2020(6)	—	—	—	—	—	—	20,000	—	—	252,800
Bryan Menar(8)	—	138,627	277,254	443,606(7)	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—
Matthew Cicchinelli	—	134,069	268,138	429,021(9)	—	—	—	—	—	—	—
	11/11/2020(10)				0	1,592	2,547	—	—	—	74,967
1.
The dollar amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to plan-based awards made to our NEOs, excluding the effect of estimated forfeitures for tax witholding purposes. For each named executive officer, the dollar amounts reflect the market value of the shares underlying each award based on the closing price of our common stock on the grant date ($12.64 for Mr. Singh and $47.09 for Mr. Cicchinelli).

2.
The threshold, target and maximum payouts for Mr. Singh’s STI award for 2020 are 80%, 90% and 100%, respectively, of his earned base salary. Mr. Singh’s earned salary was $538,462 for the purposes of calculating STI payout (salary reductions under the Temporary Salary Reduction Program were excluded to calculate Mr. Singh’s salary).

3.
Mr. Singh’s performance vesting RSUs vest ratably in one-third increments on December 31, 2021, December 31, 2022 and December 31, 2023, based on the percentage of performance targets that are achieved for the applicable performance period discussed above in “Compensation Discussion and Analysis – Long-Term Incentive Compensation” and subject to Mr. Singh’s continued service.

4.
One-third of Mr. Singh’s 575,000 non-qualified stock options vest on February 27, 2021, and thereafter one-twelfth of the options will vest at the end of each completed fiscal quarter, beginning March 31, 2021, subject to Mr. Singh’s continued service.

5.
One-third of Mr. Singh’s time vesting RSUs vest on February 27, 2021, and thereafter, one-twelfth will vest at the end of each completed fiscal quarter, beginning March 31, 2021, subject to Mr. Singh’s continued service.

6.	Mr. Singh’s recognition award of 20,000 RSUs vests ratably on December 31, 2020, December 31, 2021 and December 31, 2022, subject to Mr. Singh’s continuing service.
7.
The threshold, target and maximum payouts for Mr. Menar’s STI award for 2020 are 50%, 100% and 160%, respectively, of his earned base salary. Mr. Menar’s earned salary was $277,254 for the purposes of calculating STI payout (salary reductions under the Temporary Salary Reduction Program were excluded to calculate Mr. Menar’s salary).

8.
This table does not reflect the grant of 2,805 RSUs granted to Mr. Menar on March 18, 2021 in recognition of his performance in 2020, which vests ratably in one-third increments on March 31, 2022, March 31, 2023 and March 31, 2024, subject to Mr. Menar’s continued service. The Compensation Committee granted the award to Mr. Menar following the end of 2020 due to the impact of the COVID-19 pandemic. Please see “Compensation Discussion and Analysis – 2020 NEO Compensation Design” for additional information.

9.	The threshold, target and maximum payouts for Mr. Cicchinelli’s STI award for 2020 are 50%, 100% and 160%, respectively, of his earned base salary.
10.
Mr. Cicchinelli’s award of 1,592 performance vesting RSUs granted to him on November 11, 2020 vest ratably in one-third increments on December 31, 2020, December 31, 2021 and December 31, 2022, based on the percentage of performance targets that are achieved for the applicable performance period, discussed above in “Compensation Discussion and Analysis – Long-Term Incentive Compensation” and subject to Mr. Cicchinelli’s continued service.

Outstanding Equity Awards at Fiscal Year-End
The following table shows information regarding outstanding equity awards held by our NEOs at December 31, 2020.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Savneet Singh	0	575,000(2)	12.64	3/17/30	—	—	—	—
	—	—	—	—	—	—	52,000(3)	3,265,080
	—	—	—	—	—	—	170,000(4)	10,674,300
	—	—	—	—	170,000(5)	10,674,300	—	—
	—	—	—	—	13,334(6)	837,242	—	—
Bryan A. Menar(7)	1,793(8)	3,589	24.87	8/09/29	—	—	—	—
	24,500(9)	10,000	8.90	12/8/27	—	—	—	—
	2,125(10)	1,063	22.18	8/13/28	—	—	—	—
	—	—	—	—	—	—	1,073(11)	67,374
	—	—	—	—	336(12)	21,097	—	—
Matthew R. Cicchinelli	2,000(13)	0	5.36	1/9/24	—	—	—	—
	2,125(10)	1,063	22.18	8/13/28	—	—	—	—
	1,345(8)	2,691	24.87	8/09/29	—	—	—	—
	—	—	—	—	—	—	805(11)	50,546
	—	—	—	—	5,000(14)	313,950	—	—
	—	—	—	—	252(12)	15,823	—	—
	—	—	—	—	1,592(15)	99,962	—	—
1.	The dollar amounts reflect the market value of the shares based on the closing price of our common stock on December 31, 2020 ($62.79).
2.
These non-qualified stock options were granted on March 17, 2020. One-third of the options vest on February 27, 2021, and thereafter one-twelfth of the options will vest at the end of each completed fiscal quarter, beginning March 31, 2021, subject to Mr. Singh’s continued service.

3.
These shares of performance vesting restricted stock were granted on May 13, 2019. All of these shares are vested, but the delivery of the vested shares was deferred, with one third distributable on March 31, 2020 and the remaining shares distributable in equal installments on March 31, 2021 and March 31, 2022.

4.
These performance vesting RSUs were granted on March 17, 2020, and vest on such date or dates as our Compensation Committee certifies the achievement of performance goals, including the percentage of achievement; and, to the extent vested, are distributable on December 31, 2021, December 31, 2022 and December 31, 2023.

5.
These time vesting RSUs were granted on March 17, 2020. One-third of Mr. Singh’s time vesting RSUs vest on February 27, 2021, and thereafter, one-twelfth will vest at the end of each completed fiscal quarter, beginning March 31, 2021.

6.	These time vesting RSUs were granted on March 17, 2020 under a recognition award, and vest in equal installments on December 31, 2021 and December 31, 2022, subject to Mr. Singh’s continuing service.
7.
This table does not reflect the grant of 2,805 RSUs granted to Mr. Menar on March 18, 2021 in recognition of his performance in 2020, which vests ratably in one-third increments on March 31, 2022, March 31, 2023 and March 31, 2024, subject to Mr. Menar’s continued service. The Compensation Committee granted the award to Mr. Menar following the end of 2020 due to the impact of the COVID-19 pandemic. Please see “Compensation Discussion and Analysis –2020 NEO Compensation Design” for additional information.

8.	This option was granted on August 9, 2019 and vests ratably over three years on the anniversary of the date of grant.
9.	This option was granted on December 8, 2017 and vests ratably over four years on the anniversary of the date of grant.
10.	This option was granted on August 13, 2018 and vests ratably over three years on the anniversary of the date of grant.

11.
These shares of performance vesting restricted stock were granted on August 9, 2019 and vest ratably December 31, 2019, December 31, 2020 and December 31, 2021, subject to attaining annual performance targets.

12.	These shares of time vesting restricted stock were granted on August 9, 2019 and vest ratably on December 31, 2019, December 31, 2020 and December 31, 2021.
13.	This option was granted on January 9, 2014 and vested ratably over three years on the anniversary of the date of grant.
14.	These shares of time vesting restricted stock were granted on May 10, 2019 and vest as follows: 2,500 shares on the date of grant, 2,500 shares on January 1, 2020 and 5,000 shares on January 1, 2021.
15.
These performance vesting RSUs were granted on November 11, 2020, and vest on such date or dates as our Compensation Committee certifies the achievement of performance goals, including the percentage of achievement; and, to the extent vested, are distributable on December 31, 2020 and December 31, 2021 and December 31, 2022.

Options Exercised and Stock Vested
The following table sets forth information for each of the NEOs with respect to options exercised and stock grants vested, and the value realized on such exercise or vesting, during the year ended December 31, 2020.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercises ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Savneet Singh	—	—	23,492	$642,979
Bryan A. Menar	—	—	1,836	$79,000
Matthew R. Cicchinelli	—	—	4,953	$205,988
1.	The dollar amounts reflect the market value of the shares based on the closing price of our common stock on the date of vesting, excluding the effect of forfeitures for tax witholding purposes.
Nonqualified Deferred Compensation
The following table sets forth information for each of the NEOs with respect to nonqualified deferred compensation during the year ended December 31, 2020.
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Savneet Singh	—	—	—	—	—
Bryan Menar	—	—	—	—	—
Matthew Cicchinelli	—	—	$1,767(1)	—	$11,319
1.
Mr. Cicchinelli had an outstanding balance of $9,552 as of January 1, 2020. He did not make any contributions in 2020. His gains for the period of January 1, 2020 through December 31, 2020 grew at a rate of approximately 18.5% per annum.

Potential Payments Upon Termination
The following table sets forth the payments that would be received by each NEO if his employment with the Company were terminated as of December 31, 2020.
NEO	Cash Severance Payment ($)	Continuation of Medical/Welfare Benefit (present value) ($)	Acceleration and Continuation of Equity Awards ($)	Total Termination Benefits (1) ($)
(a)	(b)	(c)	(d)	(e)
Savneet Singh (2)(3)
Voluntary Termination or Resignation Without Good Reason	—	—	—	—
Without Cause or For Good Reason (4)	1,172,116	25,958	34,447,059	35,645,133
Without Cause or For Good Reason During Change of Control Protection Period (5)	1,309,616	31,149	54,705,730	56,046,495
Death or Disability (6)	984,616	—	16,502,254	17,486,870
Bryan Menar (7)
Voluntary Termination or Resignation Without Good Reason	—	—	—	—
Without Cause or For Good Reason	—	—	—	—
Without Cause or For Good Reason During Change of Control Protection Period (8)	—	—	1,563,063	1,563,063
Death or Disability (9)(10)	500,000	—	21,097	521,097
Matthew Cicchinelli (3)(11)
Voluntary Termination or Resignation Without Good Reason	—	—	—	—
Without Cause or For Good Reason (12)	289,896	—	—	289,896
Without Cause or For Good Reason During Change of Control Protection Period (13)	354,734	—	625,492	980,226
Death or Disability (9)(14)	500,000	—	329,773	829,773
1.	The dollar amounts reflect the market value of the shares based on the closing price of our common stock on December 31, 2020 ($62.79).
2.
Mr. Singh’s potential payments upon termination are based on his employment agreement dated February 27, 2020, as amended on February 16, 2021. Upon a termination for any reason, Mr. Singh would receive base salary accrued but unpaid through the date of termination, accrued but unused vacation time through the date of termination, unpaid business expenses incurred in the course of conducting the Company’s business and in accordance with the Company’s business expense reimbursement policy and nonforfeitable benefits under the terms of any welfare benefit plans or retirement benefit plans maintained by the Company. With the exception of a voluntary termination or resignation without good reason, upon a termination, Mr. Singh would receive the cash value of his 2020 STI payment totaling $484,616. Any continuation of medical/welfare benefits for Mr. Singh includes the full value of medical, dental, and vision insurance ($1,730.52 per month).

3.
Receipt of separation payments and benefits made to Messrs. Singh and Cicchinelli are subject to the Company’s receipt of a fully executed and effective release and continued compliance with the non-disclosure agreements entered into by Messrs. Singh and Cicchinelli and any post-employment covenants set forth in their respective employment agreements and releases.

4.
Upon a termination without cause or for good reason, Mr. Singh would receive 15 months of severance, paid in two monthly payments, totaling $687,500. He would also receive 15 months of COBRA continuation equaling $25,958. In addition, Mr. Singh’s Mr. Singh’s unvested RSUs and unvested options, with a value of $29,633,138 as of 12/31/20, would become vested as if he remained employed for the fifteen months following termination valuing, and Mr. Singh’s performance vesting RSUs, with a value of $3,558,121 as of 12/31/20, would become vested at the end of the performance period in which his employment was terminated based on actual performance achievement during that performance period.

5.
Upon a termination without cause or for good reason during a change of control protection period, Mr. Singh would receive 18 months of severance, paid in two monthly payments, totaling $825,000. Mr. Singh would also receive 18 months of COBRA continuation equaling $31,149. In addition, Mr. Singh’s unvested RSUs and unvested options would become fully vested at a value of $39,510,550 as of 12/31/20, and Mr. Singh’s performance vesting RSUs would become vested immediately following such commenced performance period and deemed to be earned at target at a value of $13,939,380.

6.
Upon termination due to death or disability, Mr. Singh’s 20,000 RSUs under this recognition award granted on March 17, 2020 would vest at a value of $1,255,800 as of 12/31/20, Mr. Singh’s unvested RSUs and unvested options would become vested on a pro–rated basis depending on the number of days elapsed in the vesting period in which his employment was terminated compared to the total number of days in that vesting period at a value of $12,429,252, and Mr. Singh would be entitled to a portion of his performance RSUs that would have become vested at the end of the performance period in which his employment was terminated based on actual performance and number of days in the performance period that had elapsed as of the termination date at a value of $2,817,202.
7.	Mr. Menar’s potential payments upon termination are based on his outstanding award agreements.
8.	Upon a termination without cause or for good reason during a change of control protection period, Mr. Menar’s unvested options and restricted stock would become fully vested at a value of $1,563,063.
9.
Disability is paid as pay continuation and the value would be based on multiple factors. Short–term disability (STD) and long–term disability (LTD) are both payable from Company policies insured by The Hartford. Short–term disability is payable after a one–week waiting period and up to 26 weeks. Messrs. Singh and Menar participate in the enhanced STD coverage which is payable in the amount of $2,000 per week the NEO is deemed disabled. Mr. Cicchinelli participates in the statutory New York State disability policy which is payable in the amount of $170 per week the NEO is deemed disabled. Messrs. Singh, Menar and Cicchinelli participate in the LTD policy which is payable in the amount of $5,000 per month the NEO is deemed disabled. All NEOs are insured by The Hartford for Life Insurance (premiums paid by the Company) in the amount of $500,000 which is the policy maximum.

10.	Upon a termination due to death or disability, Mr. Menar’s unvested time vesting restricted stock would become fully vested at a value of $21,907.
11.	Mr. Cicchinelli’s potential payments upon termination are based on his July 6, 2020 employment agreement and his outstanding award agreements.
12.
Upon a termination without cause or for good reason, Mr. Cicchinelli would receive 6 months of severance, paid in two monthly payments, totaling $129,675 along with his 2020 STI payment totaling $147,731 and 2020 PGSC Retention Bonus payment totaling $12,490.

13.
Upon a termination without cause or for good reason during a change of control protection period, Mr. Cicchinelli would receive 9 months of severance, paid in two monthly payments, totaling $194,513 along with his 2020 STI payment totaling $147,731 and 2020 PGSC Retention Bonus payment totaling $12,490. Upon a change of control, Mr. Cicchinelli’s unvested options and restricted stock would also become fully vested at a value of $625,492.

14.	Upon a termination due to death or disability, Mr. Cicchinelli’s unvested time vesting restricted stock would become fully vested at a value of $329,773.
CEO Pay Ratio
The Company’s median employee was determined by using a consistently applied compensation methodology that reasonably reflects annual compensation using W–2 Box 5 compensation for all Company employees as of December 31, 2020.
Set forth below is (i) the 2020 annual total compensation of Mr. Singh, our CEO, as reported in the Summary Compensation Table, (ii) the 2020 annual total compensation of our median employee, as determined on that same basis, (iii) the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee, excluding our CEO, and (iv) the methodology that we used to calculate each of the above.
CEO Annual Total Compensation	$8,220,228
Median Employee Annual Total Compensation	$69,349
CEO to Median Employee Pay Ratio	119:1
The Company used the following methodology and process to determine the CEO pay ratio:
The Company began by identifying the individuals employed by the Company and its consolidated subsidiaries as of December 31, 2020, including full-time, part-time, seasonal and temporary workers, excluding our CEO and all of the employees located outside the United States (as the number of employees in each location represents less than 5% of our total population).
The Company used 2020 IRS Form W–2 Box 5 amounts (Medicare wages) as our consistently applied compensation methodology to identify the median employee in that population. We annualized compensation for all employees hired during 2020, and then calculated our median employee’s annual total compensation for 2020 in accordance with the SEC’s executive compensation disclosure rules (the same rules used to determine our CEO’s annual total compensation as reflected in the Summary Compensation Table).
The applicable SEC rules do not specify a single methodology for identification of the median employee or calculation of the CEO pay ratio, and other companies may use assumptions and methodologies in calculating their pay ratio that are different from those used by us. Accordingly, the CEO pay ratio disclosed by other companies may not be comparable to our CEO pay ratio.

Equity Compensation Plan Information
The following table shows the number of shares of common stock authorized for issuance under our equity incentive plans as of December 31, 2020.
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-Average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	949,495	$14.55	952,038
Equity compensation plans not approved by security holders	43,265(1)	—	—
Total	992,760	$13.58	952,038(2)
(1)
Reflects restricted stock units issued by us in connection with our assumption of awards granted by Restaurant Magic to its employees and contractors prior to the closing of our acquisition of Restaurant Magic in December 2019. One–third of restricted stock units vested in 2020. The remaining restricted stock units will vest in two equal annual installments over the next two (2) years, subject to continued service requirements.

(2)
This total reflects those shares available for issuance under the 2015 Equity Incentive Plan. The ability to issue grants under our 2005 Equity Incentive Plan expired by its terms on December 28, 2015; however, awards previously granted under that plan remain valid and may extend beyond that date.

PROPOSAL 2 — NON-BINDING, ADVISORY VOTE TO APPROVE
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The compensation paid to our named executive officers in 2020 is disclosed in the narrative discussion and compensation tables described in detail under the heading “Compensation Discussion and Analysis,” of this Proxy Statement. As discussed, we believe our compensation program is focused on pay-for-performance principles and are strongly aligned with the long-term interests of building stockholder value.
Our stockholders, through their non-binding, advisory vote at the 2020 annual meeting of stockholders, indicated a desire for an annual non-binding, advisory vote regarding the compensation of our named executive officers. Our Board believes an annual vote will enhance stockholder communication by providing a clear, simple means for us to obtain information on stockholder sentiment about our executive compensation philosophies and practices. Therefore, in accordance with Section 14A of the Exchange Act and the associated regulations, stockholders are being asked to provide a non-binding, advisory vote on the following resolution:
RESOLVED, that the stockholders of PAR Technology Corporation approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement, including the compensation tables and narrative discussion contained herein.
The next non-binding, advisory vote regarding the compensation of our named executive officers will be held at the 2022 annual meeting of stockholders.
The vote solicited by Proposal 2 is advisory in nature, and therefore is not binding on the Company, the Board, or the Compensation Committee. While the opinions of our stockholders are valued, the result of the vote will not require the Company, the Board, or the Compensation Committee to take any actions, and will not be construed as overruling any decision of the Company, the Board or the Compensation Committee. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will consider stockholder concerns and an evaluation will be made as to whether any actions are necessary to address those concerns.
The Board of Directors unanimously recommends a vote “For” the proposal to approve the compensation of our named executive officers as disclosed in this Proxy Statement, including the compensation tables and narrative discussion.

PROPOSAL 3 - APPROVAL OF 2021 EMPLOYEE STOCK PURCHASE PLAN
On April 9, 2021, the Board of Directors of the Company approved the PAR Technology Corporation’s 2021 Employee Stock Purchase Plan (the “Stock Purchase Plan”), subject to the approval of the Stock Purchase Plan by the Company’s stockholders. The Stock Purchase Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Participants in a plan which meets the requirements of Section 423 of the Internal Revenue Code enjoy certain tax advantages, as described below. In order for the Stock Purchase Plan to be qualified, it must be approved by the Company’s stockholders. The purpose of the Stock Purchase Plan is to enable eligible employees to use payroll deductions to purchase shares of our common stock and thereby acquire an ownership interest in the Company. The Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” meeting the requirements of Section 423 of the Internal Revenue Code. Employees of the Company and designated corporate subsidiaries will participate in the Stock Purchase Plan. The maximum aggregate number of shares of our common stock that may be purchased under the Stock Purchase Plan will be 330,000, subject to adjustment as provided for in the Stock Purchase Plan, which represents 1.3% of the total number of shares of our common stock outstanding as of April 9, 2021.
The Stock Purchase Plan allows eligible employees to purchase shares of the Company’s common stock at a discount without being subject to tax until they sell the stock and without having to pay any brokerage commissions with respect to the purchases. The purpose of the Stock Purchase Plan is to encourage the purchase of common stock by employees, to provide employees with a personal stake in the Company and to help recruit and retain employees. The first offering period under the Stock Purchase Plan is expected to commence on November 15, 2021, subject to the approval of the Stock Purchase Plan by the Company’s stockholders.
The full text of the Stock Purchase Plan is set forth in Appendix A. The following description of certain features of the Stock Purchase Plan is qualified in its entirety by reference to the full text of the Stock Purchase Plan.
Summary of the Stock Purchase Plan
Description of the Stock Purchase Plan. The Stock Purchase Plan provides participants with the right to purchase shares of common stock through payroll deductions. The maximum aggregate number of shares of our common stock that may be purchased under the Stock Purchase Plan will be 330,000, subject to adjustment in the number and price of shares available for purchase if the number of outstanding shares of common stock are increased or decreased through a stock split, stock dividend, combination or reclassification of the common stock or similar changes.
Administration. The Stock Purchase Plan will be administered by the Compensation Committee. Subject to the terms of the Stock Purchase Plan, the Compensation Committee has authority to interpret the Stock Purchase Plan, adopt, amend and rescind any rules and regulations which it deems desirable and appropriate for the proper administration of the Stock Purchase Plan, to construe and interpret the provisions of the Stock Purchase Plan, to make factual determinations relevant to the Stock Purchase Plan and to take all action in connection with administration of the Stock Purchase Plan as it deems necessary or advisable.
Eligibility and Participation.
All full-time employees of the participating employers are eligible to participate in the Stock Purchase Plan; provided the employee has been continuously employed for five working days as of the first day of an offering period. Part-time employees are not eligible to participate in the Stock Purchase Plan. An employee is considered to be a part-time employee if he or she is scheduled to work 20 hours or less per week. We expect that approximately 1,300 employees, including our executive officers, would have been eligible to participate in the Stock Purchase Plan if an offering period had commenced as of the record date.
Any participant who, after purchasing shares of common stock under the Stock Purchase Plan would own 5% or more of the total combined voting power or value of all classes of stock of the Company is not eligible to purchase additional stock under the Stock Purchase Plan. Ownership of stock is determined in accordance with the provisions of Section 424(d) of the Internal Revenue Code. In addition, under the Stock Purchase Plan, the maximum fair market value of common stock a participant may purchase in a calendar year is limited to $25,000. In addition, the maximum number of shares of common stock that may be issued to any participant in an offering period is the number of shares that can be purchased on the commencement of such offering period with Seven Thousand Five Hundred Dollars (USD$7,500), subject to adjustment as a result of a stock split, stock dividend, combination or reclassification of the common stock or similar changes.
Shares of common stock will be available under the Stock Purchase Plan during each offering period. A new offering shall commence every six (6) months following the commencement of the previous offering period. Eligible employees may elect to participate in the Stock Purchase Plan before the start of an offering period. Shares of common stock will be deemed to have been purchased on the last trading day of the offering period. The purchase price per share will be no lower than 85 percent of the lesser of the fair market value per share of common stock on the first trading day of the offering period or the fair market value per share of common stock on the last trading day of the offering period.
To become a participant in the Stock Purchase Plan, an eligible employee who wishes to participate in the Stock Purchase Plan must file an election form on or before the date prescribed by the Compensation Committee before the beginning of an offering period. Each participant will have payroll deductions of not more than fifteen percent (15%) of his or her compensation made on each regular payday during the time he or she is a participant in the Stock Purchase Plan. All payroll deductions will be credited to the participant’s account under the Stock Purchase Plan. No interest accrues on the payroll deductions.
Termination of Participation. A participant may withdraw from the Stock Purchase Plan at any time, and a participant may decrease his or her rate of contribution during an offering period. No other change can be made during an offering period. A participant may change the amount of payroll deductions for subsequent offerings by giving written notice of such change on or before the date prescribed by the Compensation Committee before the beginning of an offering period.
If a participant’s employment terminates for any reason, other than death, all amounts credited to such participant’s account will be delivered to the Participant. If a participant’s employment terminates due to death, all amounts credited to such participant’s account will be delivered to the participant s heirs or estate. The employment relationship shall be treated as continuing intact while a participant is on approved sick leave or other leave of absence. If the period of leave exceeds ninety (90) days and the participant’s right to reemployment is not guaranteed either by statute or by contract, the participant’s employment shall be deemed to have terminated on the 91st day of such leave.
Method of Share Purchase. All funds held or received by the Company under the Stock Purchase Plan will be held in a general corporate account or a trust account until applied to the purchase of common stock or refunded to participants and shall not be segregated from the Company’s general assets. Shares of common stock purchased under the Stock Purchase Plan will be issued from the Company’s treasury shares or from authorized but unissued shares. The Company will pay all fees and expenses incurred, excluding individual federal, state, local or other taxes, in connection with the Stock Purchase Plan.
Transfers of Interests. A participant’s rights under the Stock Purchase Plan belong to the participant alone and may not be assigned, transferred, pledged, or otherwise disposed of in any way to any other person during the participant’s lifetime. After shares of common stock have been issued under the Stock Purchase Plan and credited to an employee’s account under the Stock Purchase Plan, such shares may be assigned or transferred the same as any other shares.
Effect of Certain Corporate Transactions. In the event of a proposed liquidation or dissolution of the Company, each offering period will terminate immediately prior to the consummation of the proposed transaction, unless otherwise provided by the Board, and all outstanding options will terminate and the amounts of all payroll deductions will be refunded without interest to participants. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation or similar combination of the Company with or into another entity, then the Board may determine that, (1) each option is assumed or substituted by the successor corporation or parent or subsidiary of such successor entity, (2) on or before the date of consummation of the proposed merger, consolidation, combination or sale, a date chosen by the Board will be treated as the final purchase date of each offering period, and all outstanding options will be exercised on such date, (3) all outstanding options will terminate and the accumulated payroll deductions will be refunded without interest to participants, or (4) outstanding options shall continue unchanged.
Federal Income Taxation. The following is a summary of the principal United States federal income taxation consequences to participation in the Stock Purchase Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of common stock acquired under the Stock Purchase Plan.
Rights granted under the Stock Purchase Plan to our U.S. employees are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.
Participants’ contributions to the Stock Purchase Plan are made on an after-tax basis. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.
If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) 15% of the fair market value of the shares as of the beginning of the offering period. Any further gain or any loss will be taxed as a long-term capital gain or loss.
If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The amount of this ordinary income will be added to the participant’s basis in the shares and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares were held for more than one year since the date of purchase, the capital gain or loss will be long-term.
There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Stock Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).
Amendment or Termination of the Plan. The Board of Directors or the Compensation Committee has the right to terminate or suspend the Stock Purchase Plan, or revise or amend it in any respect at any time, provided that, no revision or amendment may increase the number of shares of common stock subject to the Stock Purchase Plan (other than an adjustment because of a stock split, stock dividend, combination or reclassification of the common stock or similar changes), or make other changes for which stockholder approval is required. In the event of a termination or suspension of the Stock Purchase Plan, all shares or unapplied payroll deductions will be distributed to participants or an earlier purchase date will be set with respect to the offering period in progress.
New Plan Benefits. Participation in the Stock Purchase Plan is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the Stock Purchase Plan. In addition, the Compensation Committee has not granted any purchase rights under the Stock Purchase Plan. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the Stock Purchase Plan, as well as the benefits or amounts that would have been received by or allocated to our executive officers and other employees for fiscal year 2020 if the Stock Purchase Plan had been in effect, are not determinable.
Approval of this proposal requires the affirmative vote of a majority of the votes cast and entitled to vote on this proposal.
The Board of Directors recommends a vote “FOR” the approval of the adoption of the PAR Technology Corporation’s 2021 Employee Stock Purchase Plan.

PROPOSAL 4 - APPROVAL OF THE ISSUANCE OF UP TO 253,233 SHARES OF
COMMON STOCK UPON EXERCISE OF THE ASSUMED UNVESTED OPTIONS
Background
On April 8, 2021, the Company, ParTech, Inc., and Sliver Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of ParTech, Inc., entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Punchh Inc., a Delaware corporation (“Punchh”), and Fortis Advisors LLC, a Delaware limited liability company (“Stockholder Representative”) and solely in its capacity as the initial Stockholder Representative. Pursuant to the Merger Agreement, on April 8, 2021, Merger Sub merged with and into Punchh (the “Merger”), with Punchh surviving the Merger and becoming a wholly-owned subsidiary of the Company.
In connection with the Merger, the Company paid former Punchh stockholders (including holders of vested options and warrants) in the aggregate approximately (1) $390.0 million in cash (the “Cash Consideration”), and (2) 1,594,202 shares of the Company’s common stock (the “Share Consideration”), in each case subject to certain adjustments. In addition, at the closing of the Merger, the Company assumed outstanding unvested options of Punchh, which were converted into 467,405 unvested options of the Company. The assumed unvested Punchh options include unvested options held by certain Punchh key employees, which as converted are exercisable for an aggregate of 253,233 shares of the Company’s common stock (the “Assumed Unvested Options”); and the issuance of the 253,233 shares upon exercise of the Assumed Unvested Options is subject to obtaining the approval of our stockholders.
The Merger Agreement was filed as an exhibit to the Current Report on Form 8-K the Company filed with the SEC on April 8, 2021. Under Delaware law, our stockholders will not have rights of appraisal or similar dissenters’ rights in connection with this proposal.
Reasons for Stockholder Approval
Our common stock is listed on the NYSE. NYSE Rule 312.03(c) requires stockholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of related transactions if (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock.
As of April 7, 2021, there were 21,962,118 shares of the Company’s common stock issued and outstanding. There is an aggregate of 253,233 shares of the Company’s common stock subject to the Assumed Unvested Options. Because the shares of our common stock subject to the Assumed Unvested Options, along with the other shares issued in connection with the Merger and the Purchased Shares and Warrant Shares defined in Proposal 5, in the aggregate, is more than 19.9% of the number of shares of the Company’s common stock outstanding immediately prior to the closing of the Merger and the Private Placement, we are asking our stockholders to approve the issuance of up to 253,233 shares of our common stock upon exercise of the Assumed Unvested Options.
Stockholder approval of this proposal is being sought solely to comply with NYSE Rule 312.03(c).
Effect upon Rights of Existing Stockholders
If stockholders approve this proposal, the Assumed Unvested Options will be able to be exercised for shares of our common stock (subject to their respective vesting schedules), without additional stockholder approval. Exercise of the Assumed Unvested Options would result in the issuance of an aggregate of 253,233 shares of our common stock (assuming no adjustments) to certain Punchh key employees.
If stockholders approve this proposal, the principal effect on the rights of our existing stockholders upon the exercise of the Assumed Unvested Options will be a dilution in their current ownership and voting interests in the Company. Assuming the exercise of all the Assumed Unvested Options, collectively the holders of the Assumed Unvested Options will hold in the aggregate approximately 1.0% of our outstanding shares of common stock as of April 9, 2021. This percentage does not give effect to (i) the issuance of shares of common stock upon the exercise of other outstanding options or warrants or (ii) any future issuances of our common stock. In addition, as described below, the Company is required to file with the SEC a registration statement covering the shares issuable upon exercise of the Assumed Unvested Options, which registration statement, when effective, will enable the holders of the Assumed Unvested Options to freely sell the shares of common stock issued upon exercise of the Assumed Unvested Options. The issuance of the shares of common stock pursuant to the exercise of the Assumed Unvested Options and the sale of such shares by the holders of the Assumed Unvested Options into the public market could materially and adversely affect the market price of our common stock.
Interests of Directors, Officers and Affiliates
None of our current directors, officers or affiliates has an interest in the Merger.
Registration Rights
Pursuant to the Merger Agreement, the Company agreed to register the shares of the Company’s common stock issuable upon exercise of the Assumed Unvested Options promptly following the Merger and to use commercially reasonable efforts to maintain the effectiveness of such registration at all times during which any Assumed Unvested Options remain outstanding. Upon registration, the shares of common stock issued upon exercise of the Assumed Unvested Options will be freely tradable in the public market.
Consequences of Not Approving this Proposal
If we do not obtain stockholder approval of this proposal at the Annual Meeting, each Assumed Unvested Option will, upon vesting, become exercisable for a cash payment equal to the spread value of the option at the time of exercise (in lieu of shares of common stock).
Approval of this proposal requires the affirmative vote of a majority of the votes cast and entitled to vote on this proposal.
The Board of Directors recommends a vote “FOR” the approval of the issuance of up to 253,233 shares of common stock upon exercise of the Assumed Unvested Options.

PROPOSAL 5 - APPROVAL OF THE ISSUANCE OF UP TO 280,428 SHARES OF COMMON STOCK UPON EXERCISE OF THE WARRANT
Background
Securities Purchase Agreement
On April 8, 2021, the Company entered into Securities Purchase Agreements (collectively, the “Purchase Agreements”) with each of Act III, and certain funds and accounts advised by T. Rowe Price Associates, Inc., acting as investment adviser (such funds and accounts being collectively referred to herein as “TRP” and, collectively with Act III, the “Investors”), to raise approximately $160.0 million through a private placement (the “Private Placement”) of the Company’s common stock. Pursuant to the Purchase Agreements, the Company issued and sold (i) 73,530 shares of its common stock to Act III for a gross purchase price of approximately $5.0 million, and (ii) 2,279,412 shares of common stock to TRP for a gross purchase price of approximately $155.0 million for an aggregate of 2,352,942 shares (the “Purchased Shares”). The Company also issued to Act III a warrant to purchase 500,000 shares of common stock (the “Warrant Shares”) with an exercise price of $76.50 per share (the “Warrant”), in each case as to the number of Warrant Shares and the exercise price, subject to certain adjustments in accordance with the terms of the Warrant, as more particularly described below.
Warrant
Concurrently with the sale of the Purchased Shares, the Company issued the Warrant to Act III. The Warrant expires five years following issuance. The Warrant is subject to customary adjustments to the exercise price or the number of Warrant Shares as a result of stock dividends, stock splits, distributions of indebtedness or assets to stockholders, certain issuances of common stock at below market value and other similar events that would necessitate an adjustment. The Warrant may be exercised for cash payment to the Company or on a cashless basis. The number of Purchased Shares, Warrant Shares and shares of common stock issued in connection with the Merger, in the aggregate, is in excess of 19.9% of the number of shares of common stock outstanding immediately prior to the closing of the sale of the Purchased Shares (the “Conversion Cap”). Therefore, the Warrant may not be exercised for any Warrant Shares that are in excess of the Conversion Cap (rounded up to the nearest whole share) (the “Excess Warrant Shares”) until our stockholders approve the issuance of the Excess Warrant Shares. In the event such stockholder approval is not obtained at the Annual Meeting or, if prior to the Annual Meeting, the Company announces a change of control event, the portion of the Warrant with respect to the Excess Warrant Shares may be exercised for a cash payment in lieu of issuance of Warrant Shares based on the difference between the then exercise price and the average closing price of our common stock for the five consecutive trading days ending on the last trading day immediately preceding the date on which the holder of the Warrant elects to exercise the Warrant (the “Average 5-day Price”).
Registration Rights Agreement
On April 8, 2021, the Company entered into a separate Registration Rights Agreements (each, a “Registration Rights Agreement” and collectively, the “Registration Rights Agreements”) with each of Act III and TRP, pursuant to which, among other things, the Company granted the investors certain registration rights. Under the Registration Rights Agreements, the Company is required to use its reasonable best efforts to cause the registration of the Purchased Shares of each Investor and, with respect to Act III, the shares of common stock issuable upon exercise of the Warrant. Under the terms of the Registration Rights Agreement with Act III, within thirty (30) days following the closing of the Private Placement, the Company is required to register the Purchased Shares and the Warrant Shares (other than the Excess Warrant Shares) with the SEC. Upon and subject to the receipt of stockholder approval of the Excess Warrant Shares, the Company is required to register the Excess Warrant Shares with the SEC within thirty (30) days.
Investor Rights Agreement
On April 8, 2021, the Company entered into an Investor Rights Agreement with Act III pursuant to which Act III has certain rights and obligations, including certain rights to designate one member to the Board, Mr. Ronald M. Shaich as an observer to the Board and an additional observer to the Board in the event that Act III’s Director nominee is not elected to the Board at the Annual Meeting.

The Purchase Agreements, Warrant, Registration Rights Agreements and Investor Rights Agreement were filed as exhibits to the Current Report on Form 8-K the Company filed with the SEC on April 8, 2021.
Under Delaware law, our stockholders will not have rights of appraisal or similar dissenters’ rights in connection with this proposal.
Reasons for Stockholder Approval
Our common stock is listed on the NYSE. NYSE Rule 312.03(c) requires stockholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of related transactions if (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock.
As of April 7, 2021, there were 21,962,118 shares of the Company’s common stock issued and outstanding. Because the shares of our common stock issuable upon exercise of the Warrant, along with the other shares issued in connection with the Merger and the Purchased Shares, in the aggregate, is more than 19.9% of the number of shares of the Company’s common stock outstanding immediately prior to the closing of the Merger and the Private Placement, we are asking our stockholders to approve the issuance of up to 280,428 shares of common stock upon exercise of the Warrant.
We are required to use our reasonable best efforts to obtain stockholder approval to issue the Excess Warrant Shares under the terms of the Warrant. Stockholder approval of this proposal is being sought solely to comply with the terms of such Warrant and NYSE Rule 312.03(c).
Effect upon Rights of Existing Stockholders
Act III may currently exercise its purchase rights under the Warrant for 219,572 shares of the Company’s common stock (assuming no adjustments). If stockholders approve this proposal, the Warrant may be exercised for, and result in the issuance of, an aggregate of 500,000 shares of the Company’s common stock (assuming no adjustments).
If stockholders approve this proposal, the principal effect upon the rights of existing stockholders upon the exercise of the Warrant will be a dilution in their current ownership and voting interests in the Company. Assuming the exercise of the entire Warrant (with no adjustments), Act III will hold in the aggregate approximately 2.0% of our outstanding shares of common stock as of April 9, 2021. This percentage does not give effect to (i) the issuance of shares of common stock pursuant to any outstanding options, or (ii) any future issuances of our common stock. Upon the effective registration of the Warrant Shares, Act III will be able to freely sell the Warrant Shares, including the Excess Warrant Shares. The issuance of the Warrant Shares and the sale of such shares by Act III into the public market could materially and adversely affect the market price of our common stock.
Interests of Directors, Officers and Affiliates
Mr. Keith E. Pascal was appointed as the initial Act III Director on April 8, 2021 following the closing of the Private Placement and issuance of the Purchased Shares and the Warrant. Since March 2018, Mr. Pascal has served as a Partner at Act III Holdings, LLC, a Boston-based investment fund and an affiliate of Act III.
Registration Rights
Pursuant to the Registration Rights Agreement with Act III, we have agreed to provide registration rights for the resale of the Warrant Shares, including the Excess Warrant Shares as more particularly described above. Upon the effectiveness of such registration, the Warrant Shares, including the Excess Warrant Shares, will be freely tradable in the public market.
Consequences of Not Approving this Proposal
In the event that stockholder approval is not obtained at the Annual Meeting or, if prior to the Annual Meeting, the Company announces a change of control event, the portion of the Warrant with respect to the Excess Warrant Shares may be exercised for a cash payment in lieu of issuance of Warrant Shares based on the difference between the then exercise price and the Average 5-day Price until such time stockholder approval is obtained and the Company must hold up to an additional three stockholder meetings to obtain such stockholder approval, each time, upon the written request of holder(s) of the Warrant representing a majority of the Warrant Shares, subject to certain limitations and in accordance with the terms of the Warrant.
Approval of this proposal requires the affirmative vote of a majority of the votes cast and entitled to vote on this proposal.
The Board of Directors recommends a vote “FOR” the approval of the issuance of up to 280,428 shares of common stock upon exercise of the Warrant.

PROPOSAL 6 – RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT AUDITORS
Independent Public Accountants. The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditor for its fiscal year ending December 31, 2021. Deloitte served as the Company’s independent auditor for its fiscal year 2020.
As previously reported on a Current Report on Form 8-K filed with the SEC on March 24, 2020 (“Current Report”), on March 19, 2020, the Audit Committee approved the dismissal of BDO USA, LLP (“BDO”) and approved the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2020 and related interim periods. The Company entered into an engagement letter with Deloitte dated March 23, 2020.
BDO’s audit report on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2019 and December 31, 2018 did not contain any adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that BDO’s audit report on the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2018 contained an explanatory paragraph stating that “As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has defaulted on covenants related to its credit agreement, and has not generated sufficient cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.”
During the fiscal years ended December 31, 2019 and December 31, 2018, and in the subsequent interim period through March 19, 2020, there were no disagreements with BDO (within the meaning of Item 304(a)(1)(iv) of Regulation S-K of the rules and regulations (“Regulation S-K”) of the SEC) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that if not resolved to BDO’s satisfaction, would have caused BDO to make reference thereto in its reports.
The Company provided BDO with a copy of the foregoing disclosures and a copy of the Current Report and requested that BDO furnish the Company with a copy of its letter addressed to the SEC stating whether BDO agreed with such disclosures. A copy of BDO’s letter dated March 24, 2020 is filed as Exhibit 16.1 to the Current Report. BDO declined to comment or provide further clarity on the disclosures.
During the fiscal years ended December 31, 2019 and December 31, 2018, and for the subsequent interim period through March 23, 2020, neither the Company nor anyone on its behalf consulted Deloitte & Touche regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.
Ratification of the Appointment of Deloitte & Touche LLP. Although your vote to ratify the appointment of Deloitte is not binding on the Company, the Audit Committee will consider your vote in determining the appointment of our independent auditors for next year. The Audit Committee reserves the right, in its sole discretion, to change an appointment at any time during the year if it determines that such a change would be in our best interests.
Ratification of the appointment of Deloitte as our independent auditors for 2021 requires the affirmative vote of a majority of votes cast and entitled to vote on this proposal.
The Board of Directors recommends a vote “For” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2021.

PRINCIPAL ACCOUNTING FEES AND SERVICES
The following table presents fees billed to the Company for the years ended December 31, 2020 and December 31, 2019 by Deloitte & Touche LLP and BDO USA, LLP, respectively.
	Fiscal Year Ended
Type of Fees	2020	2019
Audit Fees(1)	$1,081,000	$717,530
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total:	1,081,000	$717,530
(1)
Audit Fees are fees for professional services rendered for the audit of the Company’s annual financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. For the years ended December 31, 2020 and December 31, 2019, respectively, this included fees related to comfort letters and consents issued for certain registration statements.

The Audit Committee has established a policy to pre-approve all auditing services and permitted non-audit services, including the fees and terms thereof, performed by the Company’s independent auditors. As such, all auditing services and permitted non-audit services, including the fees and terms thereof, performed by Deloitte were pre-approved by the Audit Committee.
One or more representatives of Deloitte are expected to attend the Annual Meeting, where they will have the opportunity to make a statement, if they so desire, and be available to answer appropriate questions.

2022 ANNUAL MEETING
Stockholder Proposals
We will include in our proxy materials for our 2022 annual meeting of stockholders any stockholder proposal that complies with Rule 14a-8 under the Exchange Act. Rule 14a-8 requires that we receive such proposals not less than 120 days prior to the one-year anniversary of the date of this Proxy Statement, or by December 22, 2021. If the proposal is in compliance with all of the requirements set forth in Rule 14a-8, we will include the stockholder proposal in our proxy statement and place it on the form of proxy issued for the 2022 annual meeting. Stockholder proposals submitted for inclusion in our proxy materials should be mailed to the following address: Corporate Secretary, PAR Technology Corporation, 8383 Seneca Turnpike, New Hartford, New York 13413-4991.
Stockholder Nominations of Directors and Other Annual Meeting Business
As described in our bylaws, stockholders may bring nominations for directors and other items of business before the 2022 annual meeting of stockholders only with timely and proper notice to the Company. To be considered timely, our Corporate Secretary must receive notice of stockholder nominations for directors and/or other items of business not more than 90 days nor less than 60 days before the 2022 annual meeting of stockholders. However, in the event the Company provides less than 70 days’ notice or prior public disclosure of the date of the 2022 annual meeting of stockholders, a stockholder’s notice must be received not later than the close of business on the tenth (10th) day following the date on which the Company gives such notice or makes prior public disclosure. Based on an assumed annual meeting date of June 3, 2022, the deadline for stockholders to provide timely notice of director nominations and/or other items of business will be no earlier than March 5, 2022, and no later than April 4, 2021. Stockholders must mail written notice that complies with all requirements set forth in our bylaws to the following address: Corporate Secretary, PAR Technology Corporation, 8383 Seneca Turnpike, New Hartford, New York 13413-4991. We recommend all submissions be sent by Certified Mail — Return Receipt Requested.
By Order of the Board of Directors,

Cathy A. King
Corporate Secretary
April 19, 2021
A copy of our Annual Report on Form 10-K for the year ended December 31, 2020, including financial statements thereto but not including exhibits, as filed with the SEC on March 16, 2021, is available without charge upon written request to: PAR Technology Corporation, Attn: Investor Relations, 8383 Seneca Turnpike, New Hartford, New York 13413.

APPENDIX A

PAR TECHNOLOGY CORPORATION

2021 EMPLOYEE STOCK PURCHASE PLAN
Section 1. PURPOSE
The purpose of this Employee Stock Purchase Plan (the “Plan”) is to provide an opportunity for Employees of PAR Technology Corporation, a Delaware corporation (“PAR Technology) and its Participating Subsidiaries (collectively PAR Technology and its Participating Subsidiaries are referred to in the Plan as the “Company”) to purchase Common Stock of PAR Technology, and thereby to have an additional incentive to contribute to the prosperity of the Company. It is the intention of the Company that the Plan (excluding any sub-plans thereof, except as expressly provided in the terms of such sub-plan) qualify as an “Employee Stock Purchase Plan” under Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the Plan shall be administered in accordance with this intent. In addition, the Plan authorizes the grant of options pursuant to sub-plans or special rules adopted by the Committee designed to achieve desired tax or other objectives in particular locations outside of the United States or to achieve other business objectives in the determination of the Committee, which sub-plans shall not be required to comply with the requirements of Section 423 of the Code or all of the specific provisions of the Plan, including but not limited to terms relating to eligibility, Offering Periods or Purchase Price.
Section 2. DEFINITIONS
(a) “Applicable Law” shall mean the legal requirements relating to the administration of an employee stock purchase plan under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, the Code, any stock exchange rules or regulations and the applicable laws of any other country or jurisdiction, as such laws, rules, regulations and requirements shall be in place from time to time.
(b) “Board” shall mean the Board of Directors of PAR Technology.
(c) “Code” shall mean the Internal Revenue Code of 1986, as such is amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.
(d) “Commencement Date” shall mean, with respect to a given Offering Period, the first Trading Day during such Offering Period.
(e) “Committee” shall mean the Compensation Committee of the Board or the officer, officers or committee appointed by the Compensation Committee in accordance with Section 15 of the Plan.
(f) “Common Stock” shall mean the common stock of PAR Technology, par value $0.02 per share, or any securities into which such Common Stock may be converted.
(g) “Compensation” shall mean the wages or base salary paid by the Company to an Employee with respect to an Offering Period. Items excluded from the definition of “Compensation” include, but are not limited to, such items as relocation bonuses, cash incentive bonuses, commissions, expense reimbursements, certain bonuses paid in connection with mergers and acquisitions, author incentives, recruitment and referral bonuses, foreign service premiums, differentials and allowances, imputed income pursuant to Section 79 of the Code, income realized as a result of participation in any stock option, restricted stock, restricted stock unit, stock purchase or similar equity plan maintained by PAR Technology or a Participating Subsidiary, and tuition and other reimbursements. The Committee shall have the authority to change the definition on a prospective basis.
(h) “Employee” shall mean an individual classified as an employee by PAR Technology or a Participating Subsidiary on PAR Technology’s or such Participating Subsidiary’s payroll records during the relevant participation period. Notwithstanding the foregoing, no employee of PAR Technology or a Participating Subsidiary shall be included within the definition of “Employee” if such person’s customary employment is for less than twenty (20) hours per week or for less than five (5) months per year. Individuals classified as independent contractors, consultants, advisers, or members of the Board are not considered “Employees.” For purposes of the Plan, the employment relationship shall be treated as continuing intact while an Employee is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds ninety (90) days and the Employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(i) “Enrollment Period” shall mean, with respect to a given Offering Period, that period established by the Committee prior to the commencement of such Offering Period during which Employees may elect to participate in order to purchase Common Stock at the end of that Offering Period in accordance with the terms of the Plan.
(j) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time, and any reference to a section of the Exchange Act shall include any successor provision of the Exchange Act.
(k) “Market Value” on a given date of determination (e.g., a Commencement Date or Purchase Date, as appropriate) means, as of any date, the value of the Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Market Value of a share of Common Stock as of any date of determination will be, unless otherwise determined by the Board or Committee, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board or Committee deems reliable.
(ii) In the absence of such markets for the Common Stock, the Market Value will be determined by the Board or Committee in good faith.
(l) “Offering Period” shall mean a period with a duration of six (6) months, commencing on the first Trading Day following one Purchase Date and ending with the next Purchase Date; provided, however, that the first Offering Period will commence on the Commencement Date and end with the next Purchase Date. The duration of an Offering Period may be changed by the Committee in accordance with applicable law and not in violation of the Plan, and the Committee may provide for multiple purchases within an Offering Period and commencement of participation during an Offering Period for eligible participants. The Plan shall be implemented by a series of Offering Periods with terms established by the Committee in accordance with the Plan, and in no event shall an Offering Period be longer than twenty-seven (27) months.
(m) “Offering Price” shall mean the Market Value of a share of Common Stock on the Commencement Date for a given Offering Period.
(n) “Participant” shall mean a participant in the Plan as described in Section 5 of the Plan.
(o) “Participating Subsidiary” shall mean a Subsidiary that has been designated by the Committee in its sole discretion as eligible to participate in the Plan with respect to its Employees.
(p) “Plan” shall mean this 2021 Employee Stock Purchase Plan, including any sub-plans or appendices hereto.
(q) “Purchase Date” shall mean, for any Offering Period, the last Trading Day of such Offering Period.
(r) “Purchase Price” shall have the meaning set out in Section 8(b).
(s) “Securities Act” shall mean the U.S. Securities Act of 1933, as amended, as amended from time to time, and any reference to a section of the Securities Act shall include any successor provision of the Securities Act.
(t) “Stockholder” shall mean a record holder of shares of Common Stock entitled to vote such shares under the by-laws of PAR Technology.
(u) “Subsidiary” shall mean any entity treated as a corporation (other than PAR Technology) in an unbroken chain of corporations beginning with PAR Technology, within the meaning of Code Section 424(f), whether or not such corporation now exists or is hereafter organized or acquired by PAR Technology or a Subsidiary.
(v) “Trading Day” shall mean a day on which U.S. national stock exchanges are open for trading and the Common Stock is being actively traded on one or more of such markets.
Section 3. ELIGIBILITY
(a) Any Employee employed by PAR Technology or by any Participating Subsidiary at the beginning of an Enrollment Period for a given Offering Period shall be eligible to participate in the Plan with respect to such Offering Period and future Offering Periods. If the Committee does not establish different rules with respect to an Offering Period, the minimum period of employment that must be completed prior to the beginning of an

Enrollment Period shall be five (5) working days. No Employee who becomes eligible to participate in the Plan may become a participant in an Offering Period following the Commencement Date of such Offering Period.
(b) No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code Section 424(d)) shares of Common Stock, including Common Stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by PAR Technology, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of PAR Technology. All Employees who participate in the Plan shall have the same rights and privileges under the Plan, except for differences that may be mandated by local law and that are consistent with Code Section 423(b)(5); provided that individuals participating in a sub-plan adopted pursuant to Section 16 of the Plan which is not designed to qualify under Code Section 423 need not have the same rights and privileges as Employees participating in the Code Section 423 Plan.
Section 4. OFFERING PERIODS
The Plan shall be implemented by a series of Offering Periods, which shall continue until the Plan is terminated pursuant to Section 14. Once established, the Committee shall have the authority to change the frequency and/or duration of Offering Periods (including the Commencement Dates thereof) with respect to future Offering Periods in accordance with the terms of the Plan if such change is announced prior to the scheduled occurrence of the Enrollment Period for the first Offering Period to be affected thereafter. If the Committee does not establish different rules with respect to the frequency of Offering Periods, a new Offering Period shall commence every six (6) months following the Commencement Date of the previous Offering Period.
Section 5. PARTICIPATION
(a) An Employee who is eligible to participate in the Plan at the beginning of an Enrollment Period for an Offering Period and elects to participate in such Offering Period shall automatically receive an option in accordance with Section 8(a). Such an Employee shall become a Participant by completing and submitting, on or before the date prescribed by the Committee with respect to a given Offering Period, a completed payroll deduction authorization and Plan enrollment form provided by PAR Technology or its Participating Subsidiaries or by following an electronic or other enrollment process as prescribed by the Committee. An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee’s Compensation, not to be less than one percent (1.0%) and not to exceed fifteen percent (15.0%) (or such other percentages as the Committee may establish from time to time before an Enrollment Period for a future Offering Period) of such Employee’s Compensation on each payday during the Offering Period. All payroll deductions will be held in a general corporate account or a trust account, but neither PAR Technology nor its Participating Subsidiaries shall be obligated to segregate any such payroll deductions. No interest shall be paid or credited to the Participant with respect to such payroll deductions. PAR Technology shall maintain or cause to be maintained a separate bookkeeping account for each Participant under the Plan and the amount of each Participant’s payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account, unless payroll deductions are prohibited under Applicable Law, in which case the provisions of Section 5(b) of the Plan shall apply. A Participant will automatically participate in each Offering Period commencing immediately following the last day of the prior Offering Period unless he or she withdraws or is deemed to withdraw from the Plan or terminates further participation in the Offering Period. A Participant is not required to file any additional agreement in order to continue participation in the Plan following the end of an Offering Period in which the Participant is then participating.
(b) Notwithstanding any other provisions of the Plan to the contrary, in locations where local law prohibits payroll deductions, an eligible Employee may elect to participate through contributions to his or her account under the Plan in a form acceptable to the Committee. In such event, any such Employees shall be deemed to be participating in a sub-plan, unless the Committee otherwise expressly provides that such Employees shall be treated as participating in the Plan.
(c) A Participant may withdraw from the Plan during an Offering Period, by completing and filing a new payroll deduction authorization and Plan enrollment form with the Company or by following electronic or other procedures prescribed by the Committee, subject to any rules established by the Committee, or changes to such rules, pertaining to the timing of withdrawals, limiting the frequency with which Participants may withdraw and re-enroll in the Plan, or imposing a waiting period on Participants wishing to re-enroll following withdrawal. If a

Participant withdraws from the Plan during an Offering Period, his or her accumulated payroll deductions will be refunded to the Participant without interest, his or her right to participate in the current Offering Period will be automatically terminated and no further payroll deductions for the purchase of Common Stock will be made during the Offering Period.
(d) A Participant may not increase his or her rate of contribution through payroll deductions or otherwise during a given Offering Period. A Participant may decrease his or her rate of contribution through payroll deductions during a given Offering Period by filing a new payroll deduction authorization and Plan enrollment form or by following electronic or other procedures prescribed by the Committee; provided, however, that a Participant may not decrease his or her rate of contribution more than one time during an Offering Period. If a Participant has not followed such procedures to change the rate of contribution, the rate of contribution shall continue at the originally elected rate throughout the Offering Period and future Offering Periods. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code for a given calendar year, a Participant’s payroll deductions may be reduced to zero percent (0%) at any time during an Offering Period scheduled to end during such calendar year. Payroll deductions shall re-commence at the rate provided in such Participant’s enrollment form at the beginning of the first Offering Period which is scheduled to begin in the following calendar year, unless terminated by the Participant as provided in Section 5(c).
Section 6. TERMINATION OF EMPLOYMENT
In the event a Participant’s employment with PAR Technology and its Participating Subsidiaries terminates for any reason (including death) prior to the expiration of an Offering Period, the Participant’s participation in the Plan shall terminate and all amounts credited to the Participant’s account shall be paid to the Participant or, in the case of death, to the Participant’s heirs or estate, without interest. Notwithstanding the foregoing, if a Participant’s termination of employment occurs on or after the fifth (5th) working day preceding a Purchase Date of an Offering Period, then his or her option for the purchase of shares of Common Stock will be exercised on such Purchase Date in accordance with Section 9 as if such Participant were still employed by the Company. Following the purchase of shares of Common Stock on such Purchase Date, the Participant’s participation in the Plan shall terminate and all amounts credited to the Participant’s account shall be paid to the Participant or, in the case of death, to the Participant’s heirs or estate, without interest. The Committee may also establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, including rules regarding transfer of employment among Participating Subsidiaries, Subsidiaries and PAR Technology, and the Committee may establish termination-of-employment procedures for the Plan that are independent of similar rules established under other benefit plans of PAR Technology and its Subsidiaries; provided that such procedures are not in conflict with the requirements of Section 423 of the Code.
Section 7. STOCK
Subject to adjustment as set forth in Section 11, the aggregate number of shares of Common Stock which may be issued pursuant to the Plan shall not exceed 330,000 shares.
Notwithstanding the above, subject to adjustment as set forth in Section 11, the maximum number of shares of Common Stock that may be issued to any Employee in a given Offering Period shall be that number of shares of Common Stock that could be purchased on the Commencement Date of such Offering Period with Seven Thousand Five Hundred Dollars (USD$7,500). The Committee may change this limitation at any time on a prospective basis to apply to future Offering Periods. If, on a given Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised exceeds either maximum, the Committee shall make, as applicable, such adjustment or pro rata allocation of such shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.
Section 8. OFFERING
(a) On the Commencement Date relating to each Offering Period, each eligible Employee, whether or not such Employee has elected to participate as provided in Section 5(a), shall be granted an option to purchase that number of whole shares of Common Stock (as adjusted as set forth in Section 11) not to exceed that number of shares of Common Stock determined in accordance with the last paragraph of Section 7 (or such lower number of shares as determined by the Committee), which may be purchased with the payroll deductions accumulated on behalf of such Employee during each Offering Period at the purchase price specified in Section 8(b).

Notwithstanding the foregoing, no Employee participating in the Plan shall be granted an option to purchase Common Stock under the Plan if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of PAR Technology and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars (USD$25,000) of the Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. For purposes of the Plan, an option is “granted” on a Participant’s Commencement Date. An option will expire upon the earliest to occur of (i) the termination of a Participant’s participation in the Plan or such Offering Period, (ii) the beginning of a subsequent Offering Period in which such Participant is participating, or (iii) the termination of the Offering Period. For avoidance of doubt, if an option is granted to an Employee who is not a Participant in such Offering Period, that option shall expire upon the Commencement Date with any right or ability of such Employee to exercise the option. This Section 8(a) shall be interpreted so as to comply with Code Section 423(b)(8).
(b) The Purchase Price under each option shall be, with respect to each Offering Period, the lower of (i) a percentage (not less than eighty-five percent (85%)) (“Designated Percentage”) of the Offering Price, or (ii) the Designated Percentage of the Market Value of a share of Common Stock on the Purchase Date on which the Common Stock is purchased; provided that the Purchase Price may be adjusted by the Committee pursuant to Sections 11 or 12 in accordance with Section 424(a) of the Code. For a given Offering Period, the Designated Percentage shall be established no later than the beginning of the Enrollment Period for such Offering Period.
Section 9. PURCHASE OF STOCK
Unless a Participant withdraws from the Plan as provided in Section 5(c), or Participant’s employment terminates prior to the end of an Offering Period as provided in Section 6, or except as provided in Sections 7, 12 or 14(b), upon each Purchase Date in the Offering Period, a Participant’s option shall be exercised automatically for the purchase of that number of whole shares of Common Stock which the accumulated payroll deductions credited to the Participant’s account at that time shall purchase at the applicable price specified in Section 8(b) in accordance with the terms of the Plan, including Section 7. If a Participant’s contributions are collected in a currency other than U.S. Dollars, then unless otherwise provided by the Committee with respect to an Offering Period, such contributions shall be converted into U.S. Dollars using an exchange rate prevailing on the Purchase Date as selected in the reasonable determination of PAR Technology. Notwithstanding the foregoing, PAR Technology or its Participating Subsidiary may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes and/or social insurance and/or other amounts which PAR Technology or its Participating Subsidiary determines is required by Applicable Law. Each Participant, however, shall be responsible for payment of all individual tax liabilities arising under the Plan. The shares of Common Stock purchased upon exercise of an option hereunder shall be considered for tax purposes to be sold to the Participant on the Purchase Date. A Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.
Section 10. PAYMENT AND DELIVERY
Within an administratively reasonable period of time after the exercise of an option, PAR Technology shall deliver or cause to have delivered to the Participant a record of the Common Stock purchased and the balance of any amount of payroll deductions credited to the Participant’s account not used for the purchase of Common Stock, except as specified below. PAR Technology or its Participating Subsidiary shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other Stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares subject to the option have been purchased and delivered to the Participant as provided in this Section 10. Following the last Purchase Date in an Offering Period, any payroll deductions which are not sufficient to purchase a whole share of Common Stock shall be retained in a Participant’s account for a subsequent Offering Period, unless Participant is not participating in the subsequent Offering Period, in which case such amounts shall be returned to the Participant without interest.
Section 11. RECAPITALIZATION
Subject to any required action by the Stockholders of PAR Technology, if there is any change in the outstanding shares of Common Stock or other securities of PAR Technology because of a merger, consolidation, spin-off, reorganization, recapitalization, dividend in property other than cash, extraordinary dividend whether in cash and/or other property, stock split, reverse stock split, stock dividend, liquidating dividend, combination or reclassification of the Common Stock or other securities (including any such change in the number of shares of Common Stock or other securities effected in connection with a change in domicile of PAR Technology), or any other increase or decrease in the number of shares of Common Stock or other securities effected without receipt of consideration by PAR Technology, provided that conversion of any convertible securities of PAR Technology shall not be deemed to have been “effected without receipt of consideration,” the type and number of securities covered by each option under the Plan which has not yet been exercised and the type and number of securities which have been authorized and remain available for issuance under the Plan, as well as the maximum number of securities which may be purchased by a Participant in an Offering Period, and the price per share covered by each option under the Plan which has not yet been exercised, shall be appropriately and proportionally adjusted by the Board, and the Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances. The Board’s determinations under this Section 11 shall be conclusive and binding on all parties.
Section 12. MERGER, LIQUIDATION, OTHER CORPORATE TRANSACTIONS
(a) In the event of the proposed liquidation or dissolution of PAR Technology, each Offering Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.
(b) In the event of a proposed sale of all or substantially all of the assets of PAR Technology, or the merger or consolidation or similar combination of PAR Technology with or into another entity, then in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor entity, (2) on a date established by the Board on or before the date of consummation of such merger, consolidation, combination or sale, such date shall be treated as the final Purchase Date of each Offering Period, and all outstanding options shall be exercised on such date, (3) all outstanding options shall terminate and the accumulated payroll deductions will be refunded without interest to the Participants, or (4) outstanding options shall continue unchanged.
Section 13. TRANSFERABILITY
Neither payroll deductions credited to a Participant’s bookkeeping account nor any rights to exercise an option or to receive shares of Common Stock under the Plan may be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interests under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 5(c).
Section 14. AMENDMENT OR TERMINATION OF THE PLAN
(a) The Plan shall continue from the Effective Date until the time that the Plan is terminated in accordance with Section 14(b).
(b) The Board or the Committee may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, except that, without approval of the Stockholders, no such revision or amendment shall increase the number of shares of Common Stock subject to the Plan, other than an adjustment under Section 11, or make other changes for which Stockholder approval is required under Applicable Law. Upon a termination or suspension of the Plan, the Board may in its discretion (i) return without interest, the payroll deductions credited to Participants’ accounts to such Participants or (ii) set an earlier final Purchase Date with respect to each Offering Period then in progress.
Section 15. ADMINISTRATION
(a) The Board has appointed the Compensation Committee of the Board to administer the Plan (the “Committee”), who will serve for such period of time as the Board may specify and whom the Board may remove at any time. The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in the Plan and any additional duty, responsibility and authority delegated to the Committee by the Board, which may include, without limitation, any of the functions assigned to the Board in the Plan and the following:
(i) modifying the terms of the Offering Periods, including their frequency and duration;
(ii) modifying the Designated Percentage with respect to any Offering Period, but not to below eighty-five percent (85%);
(iii) modifying administrative rules regarding minimum employment periods and/or a specified number of hours required for eligibility to participate in an Offering Period;
(iv) determining which Employees are ineligible to participate in the Plan, so long as the excluded category is in compliance with the Code;
(v) modifying the time period when a Participant may decrease his or her rate of contribution during a given Offering Period;
(vi) determining and approving all forms of pay to be included in the definition of Compensation;
(vii) establishing and modifying the period prior to the Purchase Date in an Offering Period that would permit the Participant’s option for the purchase of shares of Common Stock to be exercised as if such Participant were still employed by the Company;
(viii) modifying the limit of shares of Common Stock that may be purchased by a Participant under the Plan; and
(ix) determining whether to permit or require that shares of Common Stock be deposited directly with a broker or agent designated by the Committee, establishing procedures to effect such deposit and track disqualifying dispositions of such shares.
(b) The Committee may delegate to a sub-committee and/or to officers or employees of PAR Technology the day-to-day administration of the Plan. The Committee shall have full power and authority to adopt, amend and rescind any rules and regulations which it deems desirable and appropriate for the proper administration of the Plan, to construe and interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Committee shall be final and binding upon all Participants. Any decision reduced to writing and signed by all the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Company shall pay all expenses incurred in the administration of the Plan.
(c) In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Company, members of the Board and of the Committee and their delegates shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted under the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the PAR Technology) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
Section 16. COMMITTEE RULES FOR JURISDICTIONS OTHER THAN THE UNITED STATES
The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of the laws and procedures of jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements; however, if such varying provisions are not in accordance with the provisions of Section 423(b) of the Code, including but not limited to the requirement of Section 423(b)(5) of the Code that all options granted under the Plan shall have the same rights and privileges unless otherwise provided under the Code and the regulations promulgated thereunder, then the individuals affected by such varying provisions shall be deemed to be participating under a sub-plan and not in the Plan. The Committee may also adopt sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code Section 423 and shall be deemed to be outside the scope of Code Section 423 unless the terms of the sub-plan provide to the contrary. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 7, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan. The Committee shall not be required to obtain the approval of the Stockholders prior to the adoption, amendment or termination of any sub-plan unless required by the laws of the jurisdiction in which Employees participating in the sub-plan are located.
Section 17. SECURITIES LAWS REQUIREMENTS
(a) No option granted under the Plan may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable provisions of any applicable national, regional, state, local or other jurisdiction, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, applicable state and foreign securities laws and the requirements of any stock exchange upon which the shares of Common Stock may then be listed, subject to the approval of counsel for the Company with respect to such compliance. If on a Purchase Date in any Offering Period hereunder, the Plan is not so registered or in such compliance, options granted under the Plan which are not in material compliance shall not be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that each Purchase Date shall not be delayed more than twelve (12) months and the final Purchase Date shall in no event be more than twenty-seven (27) months from the Commencement Date relating to such Offering Period. If, on the Purchase Date of any offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered, options granted under the Plan which are not in material compliance shall not be exercised and all payroll deductions accumulated during the Offering Period (reduced to the extent, if any, that such deductions have been used to acquire shares of Common Stock) shall be returned to the Participants, without interest. The provisions of this Section 17 shall comply with the requirements of Section 423(b)(5) of the Code to the extent applicable.
(b) As a condition to the exercise of an option, PAR Technology may require the person exercising such option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such -shares if, in the opinion of counsel for PAR Technology, such a representation is required by any of the aforementioned applicable provisions of law.
Section 18. GOVERNMENTAL REGULATIONS
The Plan and PAR Technology ’s obligation to sell and deliver shares of its Common Stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.
Section 19. NO ENLARGEMENT OF EMPLOYEE RIGHTS
Nothing contained in the Plan shall be deemed to give any Employee or other individual the right to be retained in the employ or service of PAR Technology or any Participating Subsidiary or to interfere with the right of PAR Technology or Participating Subsidiary to discharge any Employee or other individual at any time, for any reason or no reason, with or without notice.
Section 20. GOVERNING LAW
The Plan shall be governed by applicable laws of the State of Delaware without regard for the conflicts of laws provisions thereof, and other applicable law.

Section 21. EFFECTIVE DATE
The Plan shall be effective on November 1, 2021.
Section 22. REPORTS
Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be made available to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.
Section 23. DESIGNATION OF BENEFICIARY FOR OWNED SHARES
With respect to shares of Common Stock purchased by the Participant pursuant to the Plan and held in an account maintained by PAR Technology or its assignee on the Participant’s behalf, the Participant may be permitted to file a written designation of beneficiary, who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to the end of an Offering Period but prior to delivery to him or her of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to any Purchase Date(s) of an Offering Period. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective to the extent required by local law. The Participant (and if required under the preceding sentence, his or her spouse) may change such designation of beneficiary at any time by written notice. Subject to local legal requirements, in the event of a Participant’s death, PAR Technology or its assignee shall deliver any shares of Common Stock and/or cash to the designated beneficiary. Subject to local law, in the event of the death of a Participant and in the absence of a beneficiary validly designated who is living at the time of such Participant’s death, PAR Technology shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of PAR Technology), PAR Technology in its sole discretion, may deliver (or cause its assignee to deliver) such shares of Common Stock and/or cash to the spouse, or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to PAR Technology, then to such other person as PAR Technology may determine. The provisions of this Section 23 shall in no event require PAR Technology to violate local law, and PAR Technology shall be entitled to take whatever action it reasonably concludes is desirable or appropriate in order to transfer the assets allocated to a deceased Participant’s account in compliance with local law.
Section 24. ADDITIONAL RESTRICTIONS OF RULE 16b-3.
The terms and conditions of options granted under the Plan to, and the purchase of shares of Common Stock by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. The Plan shall be deemed to contain, and such options shall contain, and the shares of Common Stock issued upon exercise of the options shall be subject to, such additional conditions and restrictions, if any, as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.
Section 25. NOTICES
All notices or other communications by a Participant to PAR Technology or the Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by PAR Technology or the Committee at the location, or by the person, designated by PAR Technology for the receipt thereof.

PAR TECHNOLOGY CORPORATION
PAR TECHNOLOGY PARK 8383 SENECA TURNPIKE
NEW HARTFORD, NY 13413-4991

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D47865-P52372

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PAR TECHNOLOGY CORPORATION

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4, 5 and 6.

1. Election of Directors:

Nominees:	**For**	**Withhold**
1a. Savneet Singh	☐	☐
1b. Keith E. Pascal	☐	☐
1c. Douglas G. Rauch	☐	☐
1d. Cynthia A. Russo	☐	☐
1e. Narinder Singh	☐	☐
1f. James C. Stoffel	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] | Date

Signature (Joint Owners) | Date

D47866-P52372

REVOCABLE PROXY - PAR TECHNOLOGY CORPORATION

ANNUAL MEETING OF STOCKHOLDERS - JUNE 4, 2021

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints Savneet Singh and Cathy A. King or any one of them, jointly or severally, as proxies with full power of substitution, to vote all shares of common stock of PAR Technology Corporation (the "Company") which the undersigned is entitled to vote at the 2021 Annual Meeting of Stockholders to be held on Friday, June 4, 2021 at 10:00 a.m. (Eastern Time), at www.virtualshareholdermeeting.com/PAR2021 and at any adjournment or postponement thereof, for the matters set forth and more particularly described in the accompanying Notice of 2021 Annual Meeting of Stockholders and Proxy Statement.

If no direction is made, this proxy will be voted FOR each of the nominees for director, FOR Proposals 2, 3, 4, 5 and 6.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Continued and to be signed on reverse side